Execution Version

STOCK PURCHASE AGREEMENT

dated as of

July 18, 2017

by and among

MCCORMICK & COMPANY, INCORPORATED

THE R.T. FRENCH’S FOOD GROUP LIMITED

RECKITT BENCKISER LLC

and
RECKITT BENCKISER GROUP PLC

relating to the purchase and sale of
100% of the equity interests
of each of

THE FRENCH’S FOOD COMPANY LLC,
THE FRENCH’S FOOD COMPANY, INC.,
THE R.T. FRENCH’S FOOD COMPANY LIMITED

and

TIGER’S MILK LLC

TABLE OF CONTENTS

PAGE
ARTICLE 1
DEFINITIONS    1
Section 1.01.Definitions    1
Section 1.02.Other Definitional and Interpretative Provisions    1
ARTICLE 2
PURCHASE AND SALE    1
Section 2.01.Purchase and Sale    1
Section 2.02.Purchase Price    1
Section 2.03.Closing    1
Section 2.04.Estimated Closing Calculations    1
Section 2.05.Closing Deliverables    1
Section 2.06.Adjustment Amount    1
Section 2.07.Withholding    1
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS    1
Section 3.01.Existence and Power    1
Section 3.02.Subsidiaries    1
Section 3.03.Authorization    1
Section 3.04.Governmental Authorization    1
Section 3.05.Non-Contravention    1
Section 3.06.Capitalization    1
Section 3.07.Financial Statements    1
Section 3.08.Ownership of Shares    1
Section 3.09.Absence of Certain Changes    1
Section 3.10.No Undisclosed Material Liabilities    1
Section 3.11.Material Contracts    1
Section 3.12.Litigation    1
Section 3.13.Compliance with Laws; Permits    1
Section 3.14.Sanctions and Anti-corruption    1
Section 3.15.Properties    1
Section 3.16.Intellectual Property    1
Section 3.17.Labor Relations    1
Section 3.18.Employee Benefit Plans    1
Section 3.19.Environmental Matters    1
Section 3.20.Taxes    1
Section 3.21.Finders’ Fees    1
Section 3.22.Food    1
Section 3.23.Assets    1
Section 3.24.No Additional Representations or Warranties    1
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER    1
Section 4.01.Existence and Power    1
Section 4.02.Authorization    1
Section 4.03.Governmental Authorization    1
Section 4.04.Non-Contravention    1
Section 4.05.Financing    1
Section 4.06.Purchase for Investment    1
Section 4.07.Litigation    1
Section 4.08.Finders’ Fees    1
Section 4.09.Inspections; No Other Representations    1
ARTICLE 5
COVENANTS    1
Section 5.01.Pre-Closing Obligations    1
Section 5.02.Certain Filings    1
Section 5.03.Reasonable Best Efforts; Further Assurances    1
Section 5.04.Access    1
Section 5.05.Notices of Certain Events    1
Section 5.06.Sellers’ Restrictive Covenants    1
Section 5.07.Intellectual Property Matters    1
Section 5.08.Public Announcements    1
Section 5.09.Intercompany Matters    1
Section 5.10.Directors and Officers    1
Section 5.11.Assignment of Contracts and Rights    1
Section 5.12.Covered Lease Matters    1
Section 5.13.Insurance Coverage    1
Section 5.14.Domain Name Transfer    1
Section 5.15.Transfer    1
Section 5.16.Financing Cooperation    1
Section 5.17.Confidentiality    1
Section 5.18.Pre-Closing Restructuring; Tiger’s Milk Contribution    1
Section 5.19.Resignations    1
Section 5.20.Name Change    1
Section 5.21.Conveyance of French’s UK    1
ARTICLE 6
EMPLOYEE MATTERS    1
Section 6.01.Treatment of Business Employees    1
Section 6.02.Maintenance of Compensation and Benefits    1
Section 6.03.Service Credit    1
Section 6.04.Welfare Plans    1
Section 6.05.Pre-Existing Conditions and Co-Payments    1
Section 6.06.Flexible Spending Accounts    1
Section 6.07.WARN Act    1
Section 6.08.U.S. Defined Contribution Plans    1
Section 6.09.Labor Agreements    1
Section 6.10.Accrued Vacation and Sick Leave    1
Section 6.11.Workers Compensation    1
Section 6.12.Treatment of Non-U.S. Transferred Employees    1
Section 6.13.Bonus Plans    1
Section 6.14.Exception to Cessation of Participation in Benefits    1
Section 6.15.Consultation and Notification Requirements    1
Section 6.16.Parent Benefit Plans    1
Section 6.17.Employee Communications    1
Section 6.18.No Third Party Beneficiaries    1
ARTICLE 7
TAX MATTERS    1
Section 7.01.Tax Covenants    1
Section 7.02.Tax Sharing    1
Section 7.03.Cooperation on Tax Matters    1
Section 7.04.Tax Indemnification    1
Section 7.05.UK VAT Group and Group Tax Arrangements.    1
Section 7.06.Purchase Price Adjustment    1
Section 7.07.Survival    1
ARTICLE 8
CONDITIONS TO CLOSING    1
Section 8.01.Conditions to Closing    1
ARTICLE 9
SURVIVAL; INDEMNIFICATION    1
Section 9.01.Survival    1
Section 9.02.Indemnification    1
Section 9.03.Limitations of Liabilities    1
Section 9.04.Third Party Claim Procedures    1
Section 9.05.Direct Claim Procedures    1
Section 9.06.Calculation of Damages    1
Section 9.07.Assignment of Claims    1
Section 9.08.No Right to Set-Off    1
Section 9.09.Release    1
Section 9.10.Exclusive Remedy    1
ARTICLE 10
TERMINATION    1
Section 10.01.Termination    1
Section 10.02.Effect of Termination    1
ARTICLE 11
MISCELLANEOUS    1
Section 11.01.Notices    1
Section 11.02.Sellers Disclosure Schedule    1
Section 11.03.Successors and Assigns    1
Section 11.04.Entire Agreement    1
Section 11.05.Amendment and Waiver    1
Section 11.06.Costs    1
Section 11.07.Severability    1
Section 11.08.Third Party Rights    1
Section 11.09.Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege    1
Section 11.10.Counterparts; Effectiveness    1
Section 11.11.Jurisdiction    1
Section 11.12.Governing Law    1
Section 11.13.Specific Performance    1
Section 11.14.Waiver of Jury Trial    1
Section 11.15.Guarantee    1

TABLE OF ANNEXES

Annex A — Form of Transition Services Agreement
Annex B — Allocation Statement
Annex C — Pre-Closing Restructuring Plan
Annex D — Capital Expenditure Budget

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT (together with the annexes, schedules, appendices and exhibits hereto and as this Agreement and any of the foregoing may be amended from time to time in accordance with its terms, this “Agreement”) dated as of July 18, 2017 by and among McCormick & Company, Incorporated, a Maryland corporation (“Buyer”), The R.T. French’s Food Group Limited, a private limited company incorporated in England and Wales (“French’s Seller”) and Reckitt Benckiser LLC, a Delaware limited liability company, (“Tiger’s Milk Seller” and, together with French’s Seller, the “Sellers”) and Reckitt Benckiser Group plc (“Parent”) relating to the purchase and sale of 100% of the equity interests of each of The French’s Food Company LLC, a Delaware limited liability company (“French’s US”), The French’s Food Company, Inc., a Canadian corporation (“French’s Canada”), The R.T. French’s Food Company Limited, a private limited company incorporated in England and Wales (“French’s UK”) and Tiger’s Milk LLC, a Delaware limited liability company (“Tiger’s Milk”, and together with French’s US, French’s Canada and French’s UK, each a “Company” and together, the “Companies”).
W I T N E S S E T H:
WHEREAS, immediately prior to the Reference Time, certain assets and liabilities relating to the Tiger’s Milk Business will be contributed to Tiger’s Milk (such contribution, the “Tiger’s Milk Contribution”) pursuant to the terms of the Contribution Agreement dated June 23, 2017, among Tiger’s Milk, Tiger’s Milk Seller and Reckitt Benckiser (ENA) B.V. (the “Contribution Agreement”);
WHEREAS, French’s Seller is the record and beneficial owner of all of the issued and outstanding shares of French’s US, all of the outstanding common shares of French’s Canada and all of the outstanding ordinary shares of French’s UK (collectively, the “French’s Shares”);
WHEREAS, Tiger’s Milk Seller is the record and beneficial owner of all of the issued and outstanding membership interests of Tiger’s Milk (the “Tiger’s Milk Shares” and, together with the French’s Shares, the “Shares”); and
WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, the Shares upon the terms and subject to the conditions hereinafter set forth.
ACCORDINGLY, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein (the receipt and sufficiency of which is hereby acknowledged and agreed), the parties hereto agree as follows:
Article 1
DEFINITIONS
Section 1.01.    Definitions. %3. In this Agreement, the following words and expressions shall have the following meanings:
“Accounting Principles” means generally accepted accounting principles in the United States applied consistently with the accounting principles used in connection with the preparation of the Balance Sheet as set forth in the notes thereto.
“Actual Fraud” means actual and intentional fraud with respect to the representations and warranties expressly set forth in this Agreement that is committed by the party making such representations or warranties.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, unless otherwise specified, none of the Companies shall be considered an Affiliate of any Seller. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings under this Agreement.
“Applicable Law” means, with respect to any Person, all applicable transnational, domestic or foreign federal, state, provincial or local laws, rules, regulations, ordinances, directives, statutes, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, and all other laws of, or having an effect in, any jurisdiction from time to time, any rules of any stock exchange on which the shares of any party (or its holding company) are listed and any binding Order, decree or ruling of any Governmental Authority having jurisdiction with respect to such Person.
“Applicable Transfer Date” means the Closing Date; provided that, for any Business Employee whose employment transfers to Buyer or its Affiliate after the Closing Date in accordance with Section 6.01, “Applicable Transfer Date” means the date of such transfer.
“Assigned Contracts” means all Contracts relating exclusively to the Business to which a Seller or its Affiliates (but none of the Companies) is a party, including the Contracts set forth on Section 5.11(a)(i) of the Sellers Disclosure Schedules; provided that the Shared Contracts shall not be Assigned Contracts.
“Assumed Liabilities” has the meaning given to such term in the Contribution Agreement.
“Balance Sheet Date” means the date of the Balance Sheet.
“Bridge Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter, including the borrowing of loans contemplated by the Commitment Letter.
“Business” means (i) the business, as conducted on or prior to the date of this Agreement, by the Companies (assuming compliance with Section 5.01 hereof), including the business of developing, producing, packaging, marketing, distributing and selling food and related products, including the sauce and condiment products marketed under the brands “French’s”, “Frank’s Red Hot” and “Cattlemen’s” and the other brands set forth in Section 1.01(a)(i) to the Sellers Disclosure Schedule under the heading “Other Brands of the Business” and (ii) the Tiger’s Milk Business.
“Business Day” means any day, other than a Saturday or Sunday or other day on which commercial banks in New York, New York, or London, United Kingdom are authorized or required by Applicable Law to close.
“Business Employee” means (i) any individual listed on the Employee List as defined in Section 3.18(j) and (ii) any individual hired after the date hereof in accordance with Section 5.01 who is primarily dedicated to the Business as of the Closing Date. For the avoidance of doubt, each person listed on Section 5.06(a) of the Sellers Disclosure Schedule shall be a Business Employee.
“Buyer Indemnified Tax” means any (i) Tax resulting from the breach of any covenant or agreement made or to be performed by Buyer contained in Article 7 and (ii) Tax of Buyer or any of the Companies for a Post-Closing Tax Period.
“Buyer Indemnified Tax Loss” means any Buyer Indemnified Tax and any reasonable costs and expenses (including reasonable expenses of investigation and attorneys’ fees and expenses) arising out of or incident to the imposition, assessment or assertion of any Buyer Indemnified Tax.
“Buyer Tax Indemnified Party” means Buyer or any of its Affiliates (including, from and after the Closing, the Companies).
“Cash” means, with respect to any Person as of any time and without duplication, the cash, cash equivalents (including marketable securities and short-term investments) held by or on behalf of such Person at such time, and shall include checks, ACH transactions, wires and other transfers and drafts deposited or available for deposit for the account of such Person at such time, in each case calculated and determined in accordance with the Accounting Principles; provided that (a) Cash shall be calculated net of issued but uncleared checks and drafts, outstanding wires and other outstanding transfers, written or issued by or to any of the Companies as of such time and (b) to the extent that any Cash of any Person is denominated in other than U.S. dollars on the relevant calculation date (e.g., the Closing Date in the case of calculating the Closing Purchase Price or three Business Days before the Closing Date in the case of calculating the Estimated Closing Purchase Price), such amount of Cash shall be translated into U.S. dollars using the currency exchange rate applicable to obligations payable in the relevant foreign currency published in the U.S. east coast edition of The Wall Street Journal on the Business Day immediately preceding the relevant calculation date.
“Chester Lease” means that certain amended and restated office lease by and between ARC RBCSRNJ001, LLC and The French’s Food Company LLC dated January 1, 2017 and any guarantee by Parent or any of its Affiliates set forth on Section 5.09 of the Sellers Disclosure Schedules with respect to the foregoing.
“Chester Tenant” means The French’s Food Company LLC.
“Closing Cash” means the aggregate amount of Cash of the Companies as of the Reference Time; provided that, for the sake of clarity and notwithstanding the Reference Time, Closing Cash shall be calculated after giving effect to (a) the proviso in Section 5.01(a), (b) the Pre-Closing Restructuring and (c) the Tiger’s Milk Contribution.
“Closing Date” means the date of the Closing.
“Closing Indebtedness” means the aggregate amount of Indebtedness as of the Reference Time calculated using the Accounting Principles; provided that, for the sake of clarity and notwithstanding the Reference Time, Closing Indebtedness shall be calculated after giving effect to (a) the settlement of all intercompany accounts pursuant to Section 5.09, (b) the Pre-Closing Restructuring and (c) the Tiger’s Milk Contribution.
“Closing Net Working Capital” means Net Working Capital as of the Reference Time; provided that, for the sake of clarity and notwithstanding the Reference Time, Closing Net Working Capital shall be calculated after giving effect to (a) the settlement of all intercompany accounts pursuant to Section 5.09, (b) the Pre-Closing Restructuring and (c) the Tiger’s Milk Contribution.
“Closing Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Closing Net Working Capital minus (b) Target Net Working Capital.
“Closing Purchase Price” means $4,200,000,000 in cash, plus (a) the Closing Net Working Capital Adjustment Amount, if any, minus (b) Closing Indebtedness, if any, plus (c) Closing Cash, minus (d) Closing Transaction Expenses, if any, each as finally determined pursuant to Section 2.06.
“Closing Transaction Expenses” means without duplication and to the extent unpaid as of the Reference Time, all fees, costs and expenses incurred by or on behalf of the Companies or the Business in connection with this Agreement or the consummation of the transactions contemplated hereby, whether invoiced before or after the Closing, with respect to: (a) all transaction, change in control, deferred compensation, severance or similar bonuses or payments payable to any Business Employee in connection with the consummation of the transactions contemplated hereby, excluding any payments that may become due pursuant to the terms and conditions of the Employee Benefit Plans set forth on Section 1.01(a)(iv)(a) of the Sellers Disclosure Schedules; (b) the employer portion of employment Taxes payable in connection with the amounts described in the foregoing clause (a); and (c) all fees, costs and expenses due under the Settlement and Release Agreement by and among UFCW and Employers Food Trades and Industries Health and Welfare Plan, Tiger’s Milk Seller and French’s US dated on or around July 13, 2017.
“Code” means the Internal Revenue Code of 1986.
“Combined Tax” means (i) any Tax with respect to which any Company has filed or will file a Tax Return with a member of any Seller Group on an affiliated, consolidated, combined or unitary group basis pursuant to Section 1501 of the Code or any comparable provision under Applicable Law (other than a group that consists solely of two or more of the Companies) and (ii) any income or franchise Tax payable to any U.S. state or local or non-U.S. taxing jurisdiction in which any Company has filed or will file a Tax Return with a member of any Seller Group on an affiliated, consolidated, combined or unitary group basis with respect to such Tax (other than a group that consists solely of two or more of the Companies).
“Commitment Letter” means the debt commitment letter (including all exhibits, schedules and annexes thereto) among Buyer, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Credit Suisse AG and Credit Suisse Securities (USA) LLC, dated as of the date hereof, as amended, supplemented or replaced in compliance with the terms thereof, pursuant to which the financial institutions party thereto have agreed, subject only to the conditions set forth therein, to provide or cause to be provided the Bridge Financing set forth therein for the Financing Purposes.

“Company Benefit Plan” means any Employee Benefit Plan (other than any plan, program or arrangement sponsored by a Governmental Authority) that is, or as of the Closing will be, sponsored or maintained by any Company.
“Company Employee” means any Business Employee who, as of immediately prior to the Closing Date, is Employed by any Company.
“Company Intellectual Property Rights” means (i) all Intellectual Property Rights owned or purported to be owned by any Company, (ii) all Intellectual Property Rights included in the Tiger’s Milk Contribution and (iii) all Assigned Domain Names.
“Compliant” means (a) the Required Permanent Financing Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Companies, required to be stated therein or necessary in order to make such Required Permanent Financing Information, in light of the circumstances under which the statements contained in the Required Permanent Financing Information are made, not misleading and (b) the financial statements contained in the Required Permanent Financing Information are sufficient for (i) the delivery of customary accountants’ comfort letters (including customary negative assurance with respect to the period following the end of the latest fiscal year or fiscal quarter of the Companies for which historical financial statements of the Companies are included in the Required Permanent Financing Information and prior to the comfort letter cut-off date) with respect to the financial statements and financial information of the Companies and (ii) a registration statement of Buyer on Form S-3 under the Securities Act that includes such financial statements and financial information to be declared effective by the SEC and (c) the Companies’ independent registered accounting firm has indicated that they are willing to deliver the comfort letters in customary form upon any pricing and closing of a securities offering.
“Confidentiality Agreement” means the Confidentiality Agreement between Buyer and Reckitt Benckiser Investments Limited dated as of May 22, 2017, as supplemented by the Confidentiality Agreement Consent dated as of June 16, 2017.
“Contract” means any legally binding contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment or undertaking, in each case whether written or oral.
“Covered Leases” means the Springfield Lease and the Chester Lease.
“Damages” means all damages, losses, liabilities, interest, settlements, awards, judgments, fines, assessments, penalties, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a Third Party Claim or a claim solely between the parties hereto); provided that, notwithstanding the foregoing, “Damages” shall not include (a) any incidental, indirect, consequential damages or other speculative form of damages or any damages based on diminution in value, a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) or of any other financial metric (in each case, whether trailing, forward or otherwise) or (b) any punitive or exemplary damages, except (i) in the case of clause (a) and (b), to the extent actually required to be paid pursuant to a Third Party Claim that has been Finally Determined and (ii) in the case of clause (a), to the extent such Damages were reasonably foreseeable.
“Employed” means, with respect to a Business Employee as of an applicable date of determination, that as of such date such Business Employee (i) is actively employed, (ii) is absent from work on account of paid time off, vacation, sick or personal leave, short-term disability, unpaid leave pursuant to the Family and Medical Leave Act of 1993 or other leave of absence (excluding long-term disability employees unless otherwise required under clause (iii) below), in each case with an estimated return date of no later than six (6) months following the Closing Date or (iii) for whom an obligation to recall, rehire or otherwise return to employment with any of the Companies exists under a contractual obligation with any of the Companies or Applicable Law.
“Employee Benefit Plan” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (b) each other employment agreement, offer letter, consulting, pension, retirement, profit-sharing, deferred compensation, stock option, change in control, severance, retention, equity or equity‑based compensation, stock purchase, employee stock ownership, vacation, bonus or other incentive plans and any other compensatory or health, medical, dental, life insurance, disability or other welfare benefit plan, policy, arrangement or agreement, in each case sponsored, maintained or contributed to by any of the Companies or Parent, or in respect of which Parent or any of the Companies has any liability.
“Environmental Laws” means any and all statutes, laws, regulations, Orders and rules, in each case as in effect on the date hereof, that relate to pollution, the protection or cleanup of the environment, natural resources or the protection of human health and safety (as it relates to exposure to Hazardous Substances).
“Equity Interests” means any (a) shares or units of capital stock or voting securities, (b) membership interests or units, (c) other interest or participation (including phantom shares, units or interests; authorized stock appreciation rights, performance‑based rights or profit participation or similar rights or obligations) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (d) subscriptions, calls, warrants, options, redemption rights, repurchase rights or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in (a)-(d), or any other equity securities or (e) securities convertible into or exercisable or exchangeable for any of the interests in (a)-(d) or any other equity securities.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Closing Purchase Price” means, without duplication, $4,200,000,000 in cash, plus (a) Estimated Net Working Capital Adjustment Amount, minus (b) Estimated Closing Indebtedness, plus (c) Estimated Closing Cash, minus (d) Estimated Transaction Expenses.
“Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Estimated Closing Net Working Capital minus (b) Target Net Working Capital.
“Finally Determined” means, (a) in respect of any Third Party Claim, that such claim has been resolved by (i) a written settlement entered into in accordance with this Agreement or (ii) a judicial decision, arbitral award or binding order of a Governmental Authority with competent jurisdiction (in each case without possibility of appeal or where the time for appeal has expired) and (b) in respect of any other claim, that such claim has been resolved by (i) a written agreement between the Indemnifying Party and the Indemnified Party or (ii) a judicial decision or binding order of a Governmental Authority with competent jurisdiction (in each case without possibility of appeal or where the time for appeal has expired) that, if applicable, complies with Section 11.11 of this Agreement.
“Financing” means collectively, the Bridge Financing and the Permanent Financing.
“Financing Sources” means (a) any agent, arranger, lender, underwriter, initial purchaser, placement agent or other entity that has committed to provide, arrange, underwrite or place, or has entered into definitive agreements related to, the Financing, or (b) any of such Person’s Affiliates or its or their respective (i) officers, directors, employees or representatives and, (ii) other than with respect to Section 5.04, Section 5.08 and Section 5.16, partners, trustees, shareholders, controlling persons, agents, successors or assigns.
“French’s Domain Names” means all domain names relating exclusively to the Business (other than the Tiger’s Milk Business) that are owned by a Seller or a Seller’s Affiliate, including the domain names set forth on Section 5.14 of the Sellers Disclosure Schedules under the heading “French’s Domain Names”.
“French’s UK Shares” means, all of the outstanding ordinary shares of French’s UK.
“GAAP” means generally accepted accounting principles in the United States applied consistently with the Accounting Principles.
“Governmental Authority” means any transnational, national or foreign federal, state, provincial, municipal or local government (including any subdivision, court, administrative agency, regulatory body (including any securities exchange) or commission or other authority thereof), or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including any Taxing Authority.
“Group Relief” means losses and other amounts which can be surrendered or claimed under Part 5 of the UK Corporation Tax Act 2010.
“Group Relief Payment” means (a) a payment by French’s UK to another Person in respect of Group Relief for a Pre-Closing Tax Period, (b) a repayment from French’s UK to another Person of a payment (or part thereof) made by that Person to French’s UK in respect of Group Relief for a Pre-Closing Tax Period or (c) a payment to French’s UK from another Person in respect of Group Relief to the extent that such payment is reflected in the calculation of Closing Net Working Capital but is not received when due.
“Group Tax Arrangement” means any statutory provision or arrangements contemplated by a statutory provision (including section 43(1) VATA) under which a Seller (or an Affiliate of a Seller) is required to discharge the Tax liabilities of, or Tax attributable to a transaction or profits or gains of, French’s UK, except to the extent that requirement arises as a result of the failure of French’s UK to pay Tax which it is liable to pay.
“Hazardous Substances” means any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, as such terms are defined in, or identified pursuant to, any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means all payment obligations (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of, the transactions contemplated hereby (including the change of control of the Companies in connection therewith)) of any Company, without duplication, in respect of (i) borrowed money, (ii) obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) deferred purchase price of property, goods or services (other than trade payables in the ordinary course of business), including any “earnouts”, “seller notes” or similar contingent consideration in connection with any Company’s acquisition of any business or assets, (iv) lease obligations that are required to be capitalized in accordance with Accounting Principles, (v) reimbursement obligations of such Person relating to drawn letters of credit, bank guarantees, bankers’ acceptances, surety or other bonds or similar instruments, (vi) Contracts relating to interest rate protection, swap agreements, collar agreements and other similar agreements, other than currency hedging arrangements entered into in the ordinary course of business consistent with past practice, and (vii) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (vi) to the extent guaranteed by any Company; provided that, for the sake of clarity, “Indebtedness” shall not include any obligations owed solely by one or more Company to another one or more Companies or any amount included in the calculation of Net Working Capital.
“Indemnified Tax Loss” means either a Sellers Indemnified Tax Loss or a Buyer Indemnified Tax Loss, as the case may be.
“Intellectual Property Rights” means all rights in and to: (a) trademarks, service marks, trade names, corporate names, logos, slogans, trade dress, collective marks and certification marks (and in each case, together with all goodwill associated therewith) (collectively, “Trademarks”), (b) domain names and social media identifiers and handles, (c) mask works, (d) inventions (whether or not patentable), (e) patents (whether utility or design), (f) trade secrets, (g) copyrights, (h) moral rights, (i) database rights, (j) rights in designs, (k) rights in confidential or proprietary information and know-how, including confidential or proprietary customer, financial or technical data, formulae, recipes, specifications, techniques, methods and processes, (l) software and (m) any other intellectual property, in each case of clauses (a) through (m), whether registered or unregistered, and including any registrations or applications for registration of any of the foregoing and in each case of clauses (a) through (m), existing anywhere in the world.
“IRS” means the United States Internal Revenue Service.
“ITA” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement).
“knowledge of the Sellers” or “Sellers’ knowledge” or any other similar knowledge qualification in this Agreement means (a) to the actual knowledge of Elliott Penner or Stuart King in their respective capacities as directors of the Companies and French’s Seller or (b) to the actual knowledge of Abigail Powell, W. Brent Horn, Tom Heine, Christine Amoroso, Mark Thomas and Robert Delaney in their respective capacities as employees of the Business.
“Legal Proceeding” means any claim, litigation, action, suit (whether civil, criminal, administrative, judicial or investigative), audit, hearing, investigation, binding arbitration or mediation or proceeding, in each case commenced, brought, conducted, heard before or otherwise involving any Governmental Authority, arbitrator or mediator.
“Lien” means, with respect to any property or asset, any encumbrance, adverse interest, mortgage, charge, claim, pledge, lien (statutory or otherwise), license, sublicense, right of way, right of first refusal or offer, restrictive covenant, easement, purchase option, deed of trust, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement in respect of such property or asset, including any restriction on voting, transfer or receipt of income.
“Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”), individually or in combination with any other Effect, that would or would reasonably be expected to (i) prevent, materially delay or materially impede the performance by the Sellers of their obligations under this Agreement or the consummation of the transactions contemplated hereby; or (ii) have a material adverse effect on the financial condition, business, assets, or results of operations of the Business or the Companies, taken as a whole, excluding any Effect directly or indirectly, to the extent resulting from (a) changes in GAAP or changes in accounting requirements applicable to any industry in which the Business operates, (b) changes in the financial, securities, currency, capital or credit markets or in general economic, political or regulatory conditions in any jurisdiction in which the Business operates, (c) changes (including changes of Applicable Law) or conditions generally affecting any industry in which the Business operates, (d) acts of war, sabotage or terrorism or natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events) involving any jurisdiction in which the Business operates, (e) the execution or performance of this Agreement (other than, with respect to performance, to the extent the relevant action is required to be taken (or omitted to be taken) pursuant to Section 5.01) or the announcement or consummation of the transactions contemplated hereby, the identity of Buyer or any facts or circumstances relating to Buyer or the announcement or other disclosure of Buyer’s plans or intentions with respect to the conduct of any of the businesses of the Companies after the Closing (other than any announcement by any Seller or any of their respective Affiliates not in compliance with this Agreement), including any negative effect of any of the foregoing on the relationships, contractual or otherwise of the Companies with clients, customers, employees, suppliers, vendors, service providers or Governmental Authorities (other than, in each case, for purposes of any representation or warranty set forth in Section 3.05), (f) any failure by the Business to meet any internal or analysts’ projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (g) any action taken (or omitted to be taken) (other than to the extent such action is required to be taken (or omitted to be taken) pursuant to Section 5.01) by any Seller or the Business with the express written consent of Buyer or (h) any action taken by the Sellers or the Business that is required, expressly contemplated or permitted pursuant to this Agreement or the Contribution Agreement (other than to the extent such action is required to be taken (or omitted to be taken) pursuant to Section 5.01), except, in the case of clauses (a), (b), (c) and (d), any Effect arising out of or resulting from any change or event referred to in such clauses, to the extent the Business, taken as a whole, is disproportionately affected thereby relative to other participants in the industry or industries in which the Business operates (in which case only the incremental disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect).
“McCormick (UK) Limited VAT Group” means the group of companies for the purposes of UK VAT of which McCormick (UK) Limited is the representative member.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Net Working Capital” means, as of any date, in each case subject to the provisos noted below, (i) the aggregate value of the combined current assets of the Companies as of such date minus (ii) the aggregate value of the combined current liabilities of the Companies as of such date, in each case, to the extent specifically listed, and strictly limited to the line items on the illustrative calculation of Net Working Capital set forth in Section 1.01(a)(ii) of the Sellers Disclosure Schedule and calculated in accordance with the Accounting Principles; provided that, for all purposes when calculating Net Working Capital, the following shall apply:
(A) the aggregate value of the combined current assets of the Companies shall be calculated excluding Cash, all current income Tax assets and all accounts receivable of the Tiger’s Milk Business;

(B) the aggregate value of the combined current liabilities of the Companies shall be calculated including, for the sake of clarity, any accruals with respect to the logistics center located at 4343 E. Mustard Way, Springfield, Missouri, but excluding (1) all current income Tax liabilities, (2) all amounts included in the calculation of Indebtedness, (3) all accounts payable with respect to the Tiger’s Milk Business, and (4) all accruals with respect to the lease of the property at 6 Mill Ridge Lane, Chester, New Jersey;

(C) to the extent that any amount required to calculate Net Working Capital is denominated in a currency other than U.S. dollars on the relevant calculation date (e.g., the Closing Date in the case of calculating the Closing Purchase Price or three Business Days before the Closing Date in the case of calculating the Estimated Closing Purchase Price), such amount shall be translated into U.S. dollars using the currency exchange rate applicable to assets receivable, or obligations payable, in the relevant foreign currency as set forth in Section 1.01(a)(ii) of the Sellers Disclosure Schedule under the heading “Currency exchange rates for purposes of Net Working Capital”;

(D) in light of proviso (C) immediately above, Net Working Capital shall be calculated excluding the impact of any current or future hedging arrangements relating to the purchase of Canadian Dollars by any of the Companies; and

(E) Net Working Capital shall be calculated excluding the impact of intercompany accruals, receivables, accounts or other balances owed by or to one or more of the Companies, on the one hand, and one or more of Parent and/or any of its Affiliates, on the other.

“Order” means any judgment, order, injunction, decision, determination, award, ruling, writ, stipulation, restriction, assessment or decree of, or entered by, with or under the supervision of, any Governmental Authority.
“Parent Benefit Plan” means any Employee Benefit Plan (other than any plan, program or arrangement sponsored by a Governmental Authority) that is, or as of the Closing will be, sponsored, maintained or contributed to by Parent or any of its Subsidiaries and in which any Business Employees currently participate or have in the past participated, other than the Company Benefit Plans.
“Permanent Financing” means financing obtained through the offering, issuance or sale of any debt, equity or equity-linked securities in the capital markets or term loans, or any combination thereof, in each case in replacement or in lieu of all or any portion of the Bridge Financing.
“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith, (b) Liens for Taxes not yet delinquent or which are being contested in good faith, (c) Liens securing rental payments under capital lease agreements, (d) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property or (iii) do not materially interfere with the present uses of such real property, (e) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business, (f) to the extent terminated on or prior to and in connection with the Closing, Liens securing payment, or any other obligations, of the Business with respect to Indebtedness, (g) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property, (h) any right, interest Lien or title of a lessor or sublessor under a lease, sublease or occupancy agreement or in the property being leased, (i) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (j) Liens referred to in the Financial Statements, (k) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar laws, (l) purchase money Liens and Liens securing rental payments under capital lease arrangements with third parties entered into in the ordinary course of business, (m) Liens described in Section 1.01(a)(iii) of the Sellers Disclosure Schedule and (n) other Liens, if any, that would not be material to the Business, taken as a whole.
“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.
“Pre-Closing Restructuring” means those actions set forth in the Pre-Closing Restructuring Plan attached hereto as Annex C, and any matters reasonably incidental thereto or reasonably required in connection therewith which would not have a material effect on any of Buyer or the Companies.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.
“Reference Time” means 11:59 pm (Eastern time) on the Business Day immediately preceding the Closing Date.
“Relief” includes any right to repayment of Tax from a Taxing Authority and any relief, loss, allowance, set-off or credit in respect of Tax and any deduction in computing or against profits for Tax purposes.
“Representatives” means the directors, officers, employees, investment bankers, consultants, attorneys and accountants of a Person.
“Required Bridge Information” means the (a) audited combined balance sheets as of December 31, 2014, December 31, 2015 and December 31, 2016 and the related audited combined statements of income and cash flows for the years ended December 31, 2014, December 31, 2015 and December 31, 2016 of the Food Business and (b) unaudited interim combined balance sheet as of March 31, 2017 and the related unaudited interim combined statements of income and cash flows for the three months ended March 31, 2017 of the Food Business.
“Retained Subsidiaries” means all of the direct and indirect Subsidiaries of Parent, other than the Companies.
“Sanctions” means any economic sanctions, trade restrictions, export controls or customs laws regulating imports or exports, administered or enforced by the governments of the United States, Canada, the United Nations, the European Union, Her Majesty’s Treasury or by the United Nations Security Council.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Sellers Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by the Sellers to Buyer on the date hereof.
“Seller Group” means any affiliated, consolidated, combined or unitary group (including any affiliated group of corporations as defined in Section 1504(a) of the Code) of which any Seller or any of its Affiliates is a member.
“Sellers Indemnified Tax” means any (i) Tax of any of the Companies for a Pre-Closing Tax Period (including, for the avoidance of doubt, any Tax arising as a result of or by reference to the Pre-Closing Restructuring or the Tiger’s Milk Contribution), (ii) Tax described in clause (ii) of the definition of Tax, (iii) Tax described in clause (iii) of the definition of Tax arising out of a transaction or Tax Sharing Agreement entered into prior to the Closing, (iv) Group Relief Payment, (v) Tax arising as a result of the transfer of assets after the Closing pursuant to Section 5.15 and (vi) Tax arising from a breach by any Seller of any covenant or agreement contained in Article 7.
“Sellers Indemnified Tax Loss” means any Sellers Indemnified Tax and any reasonable costs and expenses (including reasonable expenses of investigation and attorneys’ fees and expenses), arising out of or incident to the imposition, assessment or assertion of any Sellers Indemnified Tax.
“Sellers Tax Indemnified Party” means the Sellers and each of their Affiliates.
“Sellers Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of each Seller in connection with this Agreement or the consummation of the transactions contemplated hereby (in each case, excluding any Closing Transaction Expense), whether invoiced before or after Closing, with respect to: (a) all transaction, change in control, deferred compensation, severance or similar bonuses or payments pursuant to or under any Parent Benefit Plan, including any such payments payable to Elliot Penner and Stuart King; (b) all brokers’, finders’ or investment bankers’ fees incurred by or on behalf of each Seller in connection with the negotiation, preparation, execution and consummation of the transactions contemplated hereby; (c) fees and expenses of legal counsel or other professional advisors incurred by or on behalf of each Seller in connection with consummation of the transactions contemplated hereby and (d) the employer portion of employment Taxes payable in connection with the amounts described in the foregoing clause (a).

“Sellers’ Bank Account” means an account or accounts designated by the Sellers, by notice to Buyer, which notice shall be delivered not later than three Business Days prior to the Closing Date.
“Shared Contracts” means those Contracts set forth on Section 5.11(a)(ii) of the Sellers Disclosure Schedule.
“Springfield Lease” means that certain lease agreement between McEagle Springfield, L.L.C. and Reckitt & Colman, Inc. dated August 29, 1997, as amended by (i) that certain First Amendment to Lease Agreement between Springfield Industrial Investors, L.L.C. and Reckitt & Colman Inc. dated October 16, 1997, (ii) that certain Second Amendment to Lease Agreement between Springfield Industrial Investors, L.L.C. and Reckitt & Colman Inc. dated March 17, 1998, (iii) that certain Third Amendment to Lease Agreement between Springfield Industrial Investors, L.L.C. and Reckitt & Colman Inc. dated September 3, 1998, (iv) that certain Fourth Amendment to Lease Agreement between Springfield Industrial Investors, L.L.C. and Reckitt & Colman Inc. dated January 6, 1999, (v) that certain Fifth Amendment to Lease Agreement between Paul Sade and Eleanor Sade, Trustees of the Paul and Eleanor Sade Revocable Trust Dated August 6, 1985, and Reckitt Benckiser, Inc. dated May 31, 2007, (vi) that certain Sixth Amendment to Lease Agreement between Paul Sade and Eleanor Sade, Trustees of the Paul and Eleanor Sade Revocable Trust Dated August 6, 1985, and Reckitt Benckiser, Inc. dated October 14, 2008, (vii) that certain Seventh Amendment to Lease Agreement between Eleanor Sade, Trustee of the Survivor’s Trust Established Under the Paul and Eleanor Sade Trust Dated August 6, 1985, as amended, and Reckitt Benckiser LLC dated October 18, 2013, (viii) that certain Eighth Amendment to Lease Agreement between Eleanor Sade, Trustee of the Survivor’s Trust Established Under the Paul and Eleanor Sade Trust Dated August 6, 1985, as amended, and Reckitt Benckiser LLC dated July 18, 2014 and (ix) that certain Ninth Amendment to Lease Agreement between Eleanor Sade, Trustee of the Survivor’s Trust Established Under the Paul and Eleanor Sade Trust Dated August 6, 1985, as amended, and Reckitt Benckiser LLC dated November 1, 2015.
“Springfield Tenant” means The French’s Food Company LLC, as assignee of Reckitt Benckiser LLC.
“Straddle Period” means (a) a Tax period of French’s UK or French’s US that begins on or before the Closing Date and ends thereafter or (b) a Tax period of French’s Canada that begins before the Closing Date and ends thereafter.
“Subsidiary” means, with respect to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first Person.
“Target Net Working Capital” means $-9,100,000.
“Tax” means (i) any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee and (ii) in the case of the Companies, liability for any payment of, or in respect of, any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group (or similar arrangement under non-U.S. law, including the VAT Group) and (iii) in the case of the Companies, liability for any payment of, or in respect of, any amount of the type described in clause (i) of another Person by reason of transferee or successor liability, agreement, arrangement or otherwise.
“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes) and losses or deductions deferred under the Code or other Applicable Law.
“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.
“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding any Company that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.
“Tiger’s Milk Business” means the business of developing, producing, packaging, marketing, distributing and selling the nutrition bar and any other products marketed under the brand “Tiger’s Milk” as conducted by any Seller, any Company or any other Affiliate of any Seller on the date of this Agreement (assuming compliance with Section 5.01 hereof).
“Tiger’s Milk Domain Names” means all domain names relating to the Tiger’s Milk Business, including the domain names set forth on Section 5.14of the Sellers Disclosure Schedules under the heading “Tiger’s Milk Domain Names”.
“Transaction Agreements” means this Agreement, the Contribution Agreement, and the Transition Services Agreement.
“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest).
“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached hereto as Annex A to be entered into by Reckitt Benckiser Corporate Services Limited and Buyer at the Closing.
“UK Business Employee” means each Business Employee whose principal place of employment is in the United Kingdom and (a) who is employed by a Company, or (b) whose employment will be transferred to a Company prior to the Closing.
“VAT” means any value added tax imposed in accordance with (but subject to derogations from) European Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), any goods or services tax or sales tax or any comparable indirect tax, whether of the United Kingdom or elsewhere.
“VAT Group” means the group of companies for the purposes of UK VAT of which French’s UK is a member immediately before Closing, under VAT group registration number GB 222 2801 11.
“VATA” means the UK Value Added Tax Act 1994.
“Willful Breach” means a material breach of this Agreement by a party that is a consequence of an act or omission by such party, taken with the knowledge of such party that, or in circumstances where such party should reasonably have known that, taking such act or failure to take such act would be a material breach of this Agreement.
“Working Hours” means 9:00 a.m. to 5:30 p.m. on a Business Day in the relevant location.
(a)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2017 Bonus Payment Date	6.13
2017 Bonuses	6.13
Adjustment Amount	2.06(d)
Agreement	Preamble
Allocation Statement	2.02(b)
Alternative Financing	5.16(c)
Anti-corruption Laws	3.14(a)
Assigned Domain Names	5.14
Auditor	2.06(c)
Balance Sheet	3.07
Bonus Plans	6.13
Buyer	Preamble
Buyer Breaches	9.02(b)(ii)
Buyer DC Plan	6.08
Buyer Fundamental Warranties	9.01
Buyer Released Parties	9.09(b)
Buyer Releasing Parties	9.09(a)
Buyer Warranty Breach	9.02(b)(i)
Closing	2.03
Companies	Preamble
Company	Preamble
Company Securities	3.06
Competing Business	5.06(b)
Contractor List	3.18(j)
Contribution Agreement	Recitals
Current Representation	11.09(a)
Debt Documents	5.16(c)
Deficit Amount	2.06(e)
Designated Person	11.09(a)
Determination Date	2.06(c)(ii)
Disputed Items	2.06(c)
e-mail	11.01
Employee List	3.18(j)
End Date	10.01(a)(ii)
Enforceability Exception	3.03(b)
Estimated Closing Cash	2.04(a)(iii)
Estimated Closing Indebtedness	2.04(a)(ii)
Estimated Closing Net Working Capital	2.04(a)(i)
Estimated Transaction Expenses	2.04(a)(iv)
Exit Date	7.05(a)
Food Business	3.07
FDA	3.22(a)(i)
Final Closing Statement	2.06(a)(v)
Financial Statements	3.07
Financing Purposes	4.05(d)
Food Authorities	3.22(a)(i)
French’s Canada	Preamble
French’s Seller	Preamble
French’s Shares	Recitals
French’s UK	Preamble
French’s US	Preamble
FTC	3.22(a)(i)
Fundamental Warranties	9.01
Guaranteed Obligations	11.15
Increase Amount	2.06(e)
Indemnified Party	9.04(a)
Indemnifying Party	9.04(a)
Licensed Marks	5.07(c)
Material Contracts	3.11(a)
Non-Company Business Employee	6.01
Owned Real Property	3.15(a)
Parent	Recitals
Parent DC Plan	6.08
Parent FSA Plan	6.06
Parent Welfare Plan	6.04
Permits	3.13(b)
Post-Closing Representation	11.09(a)
Potential Contributor	9.07
Pre-Closing Occurrences	5.13(b)
Preliminary Closing Statement	2.04(c)
Pro Forma Pre-Closing Period Return	7.01(b)(ii)
Products	3.22(a)
Purchase Price	2.02(a)
Recovery Costs	5.13(c)
Relevant Employer	3.18(g)
RBCS	3.01(a)
RB Marks	5.07(b)
Registered IP Rights	3.16(a)
Regulatory Concession	5.03(a)(iv)
Required Permanent Financing Information	5.16(a)(iii)
Retained Policies	5.13(b)
Reverse Termination Fee	10.02(b)
Sanctioned Country	3.14(b)
Sanctioned Person	3.14(b)
Seller Prepared Tax Return	7.01(b)(i)
Sellers	Preamble
Sellers Breaches	9.02(a)(ii)
Sellers Fundamental Warranties	9.01
Sellers Indemnified Tax Loss Limitation	7.04(a)
Sellers Indemnitees	5.10(a)
Seller Released Parties	9.09(a)
Seller Releasing Parties	9.09(b)
Sellers Warranty Breach	9.02(a)(i)
Shares	Recitals
Straddle Period Returns	7.01(b)(ii)
Syndication and Offering Materials	5.16(a)
Tax Indemnified Party	7.04(c)
Tax Indemnifying Party	7.04(c)
Tax Proceeding	7.04(e)(i)
Terminating Buyer Breach	10.01(a)(v)(A)
Terminating Sellers Breach	10.01(a)(iv)
Third Party Claim	9.04(a)
Tiger’s Milk	Preamble
Tiger’s Milk Contribution	Recitals
Tiger’s Milk Seller	Preamble
Tiger’s Milk Shares	Recitals
Title IV Plan	3.18(b)
TM Allocation Statement	2.02(c)(i)
Transferred Employees	6.01
USDA	3.22(a)(i)
WARN	6.07
Withdrawal Event	5.16(e)

Section 1.02.    Other Definitional and Interpretative Provisions. %3. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(a)    The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
(b)    References to Articles, Sections, Schedules and Annexes are to Articles, Sections, Schedules and Annexes of this Agreement unless otherwise specified.
(c)    All Schedules (including the Sellers Disclosure Schedule) and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
(d)    Any capitalized terms used in any Schedule (including the Sellers Disclosure Schedule) or Annex but not otherwise defined therein shall have the meaning as defined in this Agreement.
(e)    Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Sellers Disclosure Schedule) or Annex, then, for the purposes of construing such Section, Schedule or Annex, the definitions set out in such Section, Schedule or Annex shall prevail.
(f)    The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”.
(g)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(h)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term, the singular.
(i)    References to one gender shall include all genders.
(j)    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “, but not limited to,”, whether or not they are in fact followed by those words or words of like import.
(k)    “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(l)    References to any statute or any Applicable Law shall be deemed to refer to such statute or Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder.
(m)    References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.
(n)    References to any Person include the successors and permitted assigns of that Person.
(o)    References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
(p)    References to “$” are to United States dollars.
(q)    References to “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”.
(r)    For the purposes of this Agreement, any document that is described as being “delivered,” “furnished” or “made available” shall be treated as such if a copy of such document has been put in the dataroom prepared by the Sellers or otherwise provided to Buyer or any of its Representatives in electronic or hard-copy format.
ARTICLE 2
PURCHASE AND SALE
Section 2.01.    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase from the Sellers, and the Sellers, as applicable, agree to sell to Buyer, free and clear of all Liens, the Shares.
Section 2.02.    Purchase Price. %3. The purchase price for the Shares (the “Purchase Price”) shall equal the sum of (%4) the Estimated Closing Purchase Price and (%4) whether positive or negative, if applicable, the Adjustment Amount. The Purchase Price shall be paid in accordance with Section 2.05 and shall be subject to adjustment as provided in Section 2.06 and Section 7.06.
(a)    The Purchase Price shall be allocated among the Shares as set forth in the statement attached hereto as Annex B (the “Allocation Statement”). If an adjustment is made with respect to the Purchase Price pursuant to Section 2.06 or otherwise, any adjustment shall be allocated among the Shares as agreed by Buyer and the Sellers, and the Allocation Statement shall be adjusted in a manner consistent therewith. In the event that an agreement as to the allocation of such adjustment is not reached within 60 days after the determination of the Adjustment Amount or other event giving rise to an adjustment, Buyer and the Sellers shall jointly retain an Auditor (as defined in Section 2.06(c) below) to resolve the disputed items. Upon resolution of the disputed items, the allocations reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Auditor in connection with any disputed items pursuant to this Section 2.02(b) shall be borne equally by Buyer, on the one hand, and the Sellers, on the other hand. Sellers and Buyer agreed to be bound by the Allocation Statement (as such Allocation Statement may be adjusted pursuant to this Section 2.02(b)) and to act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return.
(b)
(i)    The parties agree and intend that the purchase and sale of the Tiger’s Milk Shares shall be treated, for U.S. federal income tax purposes, as a purchase and sale of the assets of Tiger’s Milk. With respect to the portion of the Purchase Price allocated to the Tiger’s Milk Shares pursuant to Section 2.02(b), as promptly as practicable after the Closing, Buyer shall deliver to Sellers a statement (the “TM Allocation Statement”), allocating the portion of the Purchase Price allocated to the Tiger’s Milk Shares (plus the liabilities of Tiger’s Milk, if any, to the extent properly taken into account under Section 1060 of the Code) among the assets of Tiger’s Milk in accordance with Section 1060 of the Code. If, within 10 days after the delivery of the TM Allocation Statement, Sellers notify Buyer in writing that Sellers object to the allocation set forth in the TM Allocation Statement, Buyer and Sellers shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Buyer and Sellers are unable to resolve such dispute within 20 days, Buyer and Sellers shall jointly retain an Auditor (as defined in Section 2.06(c) below) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the TM Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Auditor shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand.
(ii)    Sellers and Buyer agree to (i) be bound by the TM Allocation Statement and (ii) act in accordance with the TM Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing).
(iii)    If an adjustment is made with respect to the portion of the Purchase Price allocated to the Tiger’s Milk Shares pursuant to Section 2.02(b), the TM Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Sellers, at the same time and using the same procedures, mutatis mutandis, as set forth in Section 2.02(b). Buyer and Sellers agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the TM Allocation Statement as adjusted in the manner described in Section 2.02(c)(i).
Section 2.03.    Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by Section 2.01 shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 or remotely by the exchange of signature pages for executed documents, as promptly as practicable (but no later than three (3) Business Days) after the date on which all conditions set forth in Article 8 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time or place as Buyer and the Sellers may agree.
Section 2.04.    Estimated Closing Calculations. Not less than three Business Days prior to the Closing Date, the Sellers shall deliver to Buyer a written statement setting forth %3. the Sellers’ good faith estimates of (%4) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (%4) Closing Indebtedness (“Estimated Closing Indebtedness”), (%4) Closing Cash (“Estimated Closing Cash”) and (iv) Closing Transaction Expenses (“Estimated Transaction Expenses”), %3. the Sellers’ calculation of the Estimated Net Working Capital Adjustment Amount and %3. on the basis of the foregoing, a calculation of the Estimated Closing Purchase Price (together with the calculations referred to in clauses (a) and (b) above, the “Preliminary Closing Statement”). The Estimated Closing Net Working Capital, the Estimated Closing Indebtedness, the Estimated Closing Cash and the Estimated Transaction Expenses shall be calculated in accordance with the Accounting Principles. The Sellers shall consult in good faith with Buyer in preparation of the Preliminary Closing Statement.
Section 2.05.    Closing Deliverables. %3. At or prior to Closing, the Sellers shall deliver or cause to be delivered to Buyer:
(i)    certificates for the Shares, if any, duly endorsed or accompanied by, as applicable, stock powers, limited liability company interest powers, or other instruments of transfer;
(ii)    duly executed stock transfer form(s) with respect to French’s UK Shares;
(iii)    a power of attorney in reasonably customary form authorizing Buyer or its designee to exercise the rights attaching to the French’s UK Shares pending registration;
(iv)    a properly executed statement, in accordance with United States Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and in a form reasonably acceptable to Buyer, certifying that French’s US is not, and has never been, a United States real property holding corporation;
(v)    with respect to the Tiger’s Milk Seller, a properly signed certification pursuant to Treasury Regulations Section 1.1445-2(b)(2) certifying that it is not a “foreign person” as defined in Section 1445 of the Code;
(vi)    the certificate referred to in Section 8.01(b)(iii);
(vii)    the resignation letters referred to in Section 5.19 or evidence of removal or termination, in each case in form and substance reasonably acceptable to Buyer; and
(viii)    a counterpart to the Transition Services Agreement duly executed by Reckitt Benckiser Corporate Services Limited;
(b)    At or before Closing, Buyer shall deliver or cause to be delivered to the Sellers:
(i)    the certificate referred to in Section 8.01(c)(iii); and
(ii)    a counterpart to the Transition Services Agreement duly executed by Buyer.
(c)    At Closing, Buyer shall pay to the Sellers the Estimated Closing Purchase Price in US dollars and in immediately available funds by wire transfer to Sellers’ Bank Account.
Section 2.06.    Adjustment Amount. %3. As soon as reasonably practicable following the Closing Date, and in any event within 60 calendar days thereof, Buyer shall prepare and deliver to the Sellers, (%4) a calculation of Closing Net Working Capital, (%4) a calculation of the aggregate amount of all Closing Indebtedness, (%4) a calculation of Closing Cash, (%4) Buyer’s calculation of the Closing Net Working Capital Adjustment Amount, (%4) a calculation of Closing Transaction Expenses and on the basis of the foregoing (%4) a calculation of the Closing Purchase Price (together with the calculations referred to in clauses (i) through (vi) above, the “Final Closing Statement”). The Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be prepared in accordance with the Accounting Principles and the defined terms used in this Section 2.06(a); provided, however, that the Final Closing Statement (and any amounts included therein) shall not give effect to any act or omission by Buyer or any of its Subsidiaries or the Companies taken after the Closing or reflect any payments of cash in respect of the Purchase Price, or any financing transactions in connection therewith or reflect any expense or liability for which Buyer is responsible under this Agreement or the payment of the Purchase Price. For the avoidance of doubt, neither party shall dispute the definition, scope or the application of the Accounting Principles or any inconsistencies between GAAP and any Accounting Principle(s). No fact or event, including any market or business development, occurring after the Closing Date, and no change in GAAP or Applicable Law after the Balance Sheet Date, shall be taken into consideration in the calculations to be made pursuant to Section 2.04 or this Section 2.06. If Buyer fails to timely deliver the Final Closing Statement in accordance with the first sentence of this Section 2.06(a) within such 60-day period, then, at the election of the Sellers in their sole discretion either (x) the Preliminary Closing Statement delivered by the Sellers to Buyer pursuant to Section 2.04 shall be deemed to be the Final Closing Statement, for all purposes hereunder or (y) the Sellers shall be entitled to retain the Auditor to provide an audit of the books of the Companies, determine the calculation of, and prepare, the Final Closing Statement consistent with the provisions of Section 2.06(c), the determination of such Auditor being conclusive, final and binding on the parties hereto.
(a)    Following the Closing, each of the Sellers and Buyer shall provide the other party and its Representatives reasonable access upon reasonable written notice to its records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors relating to the preparation or review of the Final Closing Statement and upon reasonable written notice shall cause its personnel to cooperate with the other party in connection with such party’s preparation or review of the Final Closing Statement, in each case at the requesting party’s expense.
(b)    If the Sellers shall disagree with any of Buyer’s calculations contained in the Final Closing Statement, they shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 45 days after their receipt of the Final Closing Statement. In the event that the Sellers do not provide such a notice of disagreement within such 45 day period, the Sellers shall be deemed to have agreed to the Final Closing Statement (including the determinations included therein) delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Buyer and the Sellers shall use their respective reasonable best efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to any calculations contained in the Final Closing Statement. Any determination set forth in the Final Closing Statement that is not objected to in such a notice of disagreement shall be deemed acceptable and shall be final, binding and conclusive on Buyer and the Sellers upon delivery of such notice of disagreement. If, at the end of such thirty (30) day-period, they are unable to resolve such disagreements, then either Buyer, on the one hand, or the Sellers, on the other hand, may submit any such remaining disagreements (such remaining disagreements, the “Disputed Items”) to Deloitte Touche Tohmatsu or such other independent accounting firm of internationally recognized standing as may be mutually selected by Buyer and the Sellers (such firm, the “Auditor”). Buyer and the Sellers shall promptly provide their assertions regarding the Disputed Items in writing to the Auditor and to each other. The Auditor shall be instructed to render a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to the Disputed Items as soon as reasonably possible (which the parties hereto agree should not be later than 60 days following the date on which the disagreement is referred to the Auditor). The Auditor shall base its determination solely on (%4) the written submissions of the parties and shall not conduct an independent investigation, (%4) the extent (if any) to which Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Net Working Capital Adjustment and/or Closing Transaction Expenses require adjustment (only with respect to the Disputed Items submitted to the Auditor) in order to be determined in accordance with Section 2.06(a) (including the definitions of the defined terms used in Section 2.06(a) and the Accounting Principles) and (iii) the extent (if any) to which there were mathematical errors in the calculation of the items within the Disputed Items. The Auditor shall not assign a value to any Disputed Item submitted to the Auditor greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Auditor shall be final, conclusive and binding on the parties, absent manifest error. The date on which Closing Net Working Capital, Closing Indebtedness, Closing Cash, Closing Net Working Capital Adjustment Amount, Closing Transaction Expenses and Closing Purchase Price are finally determined in accordance with this Section 2.06(c) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne between Buyer, on the one hand, and the Sellers, on the other hand, based upon a fraction, the numerator of which is the portion of the aggregate amount of the Disputed Items not awarded to the applicable party and the denominator of which is the aggregate amount of the Disputed Items. For example, if the Sellers challenge items underlying the calculations of Closing Net Working Capital, Closing Indebtedness and/or Closing Cash in the net amount of $1,000,000, and the Auditor determines that the Sellers have a valid claim for $400,000 of the $1,000,000, the Sellers shall bear 60% of the fees and expenses of the Auditor and Buyer shall bear 40% of the fees and expenses of the Auditor. All other fees and expenses incurred by the parties hereto in connection with resolving any dispute hereunder before the Auditor shall be borne by the party incurring such cost and expense.
(c)    The “Adjustment Amount,” which may be positive or negative, shall mean the Closing Purchase Price (as finally determined in accordance with Section 2.06(a) or 2.06(c), as applicable) minus the Estimated Closing Purchase Price. The Adjustment Amount shall be paid in accordance with Section 2.06(e).
(d)    If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Buyer shall pay to the Sellers an amount equal to the Increase Amount in immediately available funds by wire transfer to Sellers’ Bank Account or such other account designated by the Sellers. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, the Sellers shall pay to Buyer an amount equal to the Deficit Amount in immediately available funds by wire transfer to an account of Buyer designated by Buyer.
(e)    Any payment owed pursuant to Section 2.06(e) shall also bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 2% per annum compounded quarterly. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.
Section 2.07.    Withholding. Notwithstanding any other provision of this Agreement, each party and its Affiliates shall be entitled (a) to deduct and withhold (or cause to be deducted or withheld) from any amount payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of the U.S. federal, state, local or non-U.S. Tax law or under any applicable legal requirement and (b) to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from any Person to whom a payment is required to be made pursuant to this Agreement; provided, with respect to clause (a), that the party making deduction or withholding (or causing deduction or withholding to be made) shall (i) furnish to the other party at least ten (10) Business Days prior to the Closing Date (or other date on which any payment is due) a written notice of its intention to deduct or withhold (or cause to be deducted or withheld) any amounts from any payment and (ii) reasonably cooperate with the other party to, including providing the other party an opportunity to deliver any statement, form or other documentation that would, reduce or eliminate any such requirement to deduct or withhold. To the extent such amounts are so deducted or withheld and paid to a Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and the party remitting such amounts to the Taxing Authority shall promptly furnish to the other party the original or certified copy of a receipt or other reasonable evidence issued by such Taxing Authority evidencing such payment.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the correspondingly numbered Section of the Sellers Disclosure Schedule (or any other Section thereof applicable pursuant to the rules of construction set forth in Section 11.02), the Sellers represent and warrant to Buyer as follows as of the date hereof and as of the Closing Date:
Section 3.01.    Existence and Power.
(a)    Parent, Reckitt Benckiser Corporate Services Limited (“RBCS”), each Seller and each of the Companies is a corporation, limited liability company or private limited company, as applicable, duly organized, incorporated or formed (as applicable), validly existing and, to the extent such concept exists in such Person’s jurisdiction of formation, in good standing under the laws of its jurisdiction of formation. Each of the Companies has all corporate powers required to carry on its business as now conducted, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    The Sellers have made available to Buyer prior to the date hereof true, correct and complete copies of the certificate of incorporation and bylaws or equivalent organizational documents of each Company.
Section 3.02.    Subsidiaries. None of the Companies owns or controls, directly or indirectly, any Equity Interests in any other Person. None of the Companies controls (as defined in the definition of “Affiliate”) any Person. None of the Companies has any Subsidiaries.
Section 3.03.    Authorization. %3. The execution and delivery by Parent and each Seller and performance by Parent and each Seller of this Agreement and each other Transaction Agreement to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby are within such Person’s corporate, limited liability company or private limited company powers (as applicable) and have been duly authorized by all necessary corporate, limited liability company or private limited company action (as applicable) on the part of Parent or such Seller, as applicable. The execution, delivery and performance by RBCS of the Transition Services Agreement and the consummation of the transactions contemplated thereby are within RBCS’s corporate powers and have been duly authorized by all necessary corporate action on the part of RBCS.
(a)    Assuming due and valid execution by each other party hereto, this Agreement has been duly executed and delivered by each Seller and Parent and constitutes a valid, binding and enforceable agreement of each Seller and Parent, each other Transaction Agreement to which each of Parent, RBCS and the Sellers is a party, when executed and delivered by the applicable Person will constitute a valid, binding and enforceable agreement of such Person, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exception”).
Section 3.04.    Governmental Authorization. The execution, delivery and performance by each of Parent and the Sellers of this Agreement and the other Transaction Agreements to which each of Parent, RBCS and such Seller is, or will be, a party, requires no action by or in respect of, or filing with, any Governmental Authority, other than %3. compliance with any applicable requirements of the HSR Act; %3. the filing of applications and notices with, and receipt of approvals, licenses or consents of, the Governmental Authorities set forth on Section 3.04 of the Sellers Disclosure Schedule; and %3. any actions or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.05.    Non-Contravention. The execution, delivery and performance by each of Parent, RBCS and the Sellers of this Agreement and the other Transaction Agreements to which each of Parent, RBCS and the Sellers is, or will be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not %3. violate the applicable organizational or governing documents of Parent, RBCS, any Seller or any Company as currently in effect, %3. assuming compliance with the matters referred to in Section 3.04, (i) violate any Applicable Law, (ii) require any consent or other action by any Person under, (iii) constitute a default under or (iv) give rise to any right of termination, cancellation or acceleration of any right or obligation of the Business or to a loss of any benefit to which the Business is entitled under any Material Contract; or %3. result in the creation or imposition of any Lien on any asset of the Business, except for any Permitted Liens and with such exceptions, in the case of each of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.06.    Capitalization. Section 3.06 of the Sellers Disclosure Schedule sets forth, (a) the authorized, issued and outstanding Equity Interests of each Company and (b) the name of each shareholder or equity owner thereof and the number of Equity Interests owned by each such shareholder or owner of such Equity Interests. Except for the Shares, there are no issued or outstanding Equity Interests of the Companies (all Equity Interests of the Companies being, “Company Securities”). All of the Company Securities are duly authorized and validly issued and as applicable, fully paid and non-assessable. None of the Company Securities were issued in violation of any Contract or any preemptive or similar rights of any Person. There are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any Company Securities. There are no proxies, voting trusts, voting agreements, in effect with respect to the voting, sale or transfer of any of the Company Securities.
Section 3.07.    Financial Statements. Attached as Section 3.07 of the Sellers Disclosure Schedule are true and complete copies of the (a) audited combined balance sheets as of December 31, 2014, December 31, 2015 and December 31, 2016 (such audited combined balance sheet as of December 31, 2016 being the “Balance Sheet”) and the related audited combined statements of income and cash flows for the years ended December 31, 2014, December 31, 2015 and December 31, 2016 of a carve-out of the food business of Parent (the “Food Business”) and (b) unaudited interim combined balance sheet as of March 31, 2017 and the related unaudited interim combined statements of income and cash flows for the three months ended March 31, 2017 of the Food Business and including any related notes thereto and the related reports of the independent public accountants (clauses (a) and (b), collectively, the “Financial Statements”). The Financial Statements fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the combined financial position of the Business as of the dates thereof and its combined results of operations and cash flows for the periods then ended (subject to normal and recurring year-end adjustments (the effect of which would not be material) in the case of any unaudited interim financial statements).
Section 3.08.    Ownership of Shares. French’s Seller is the sole record and beneficial owner of, all of the French’s Shares, and will transfer and deliver to Buyer at the Closing good and valid title to the French’s Shares, free and clear of any Lien. Tiger’s Milk Seller is the sole record and beneficial owner of, all of the Tiger’s Milk Shares, and will transfer and deliver to Buyer at the Closing good and valid title to the Tiger’s Milk Shares, free and clear of any Lien.
Section 3.09.    Absence of Certain Changes. %3. From the Balance Sheet Date to the date of this Agreement, the Business, taken as a whole, has been conducted in the ordinary course.
(a)    From the Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    From the Balance Sheet Date until the date hereof, there has not been any action taken with respect to the Business that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01(a).
Section 3.10.    No Undisclosed Material Liabilities. There are no liabilities (whether matured or unmatured, fixed or contingent) of the Business that would be required by GAAP to be reflected or reserved against on a combined balance sheet of the Business or disclosed in the notes thereto, other than %3. liabilities set forth in the Financial Statements or disclosed in the notes thereto; %3. liabilities incurred in the ordinary course of business since the Balance Sheet Date; %3. liabilities that are disclosed in Section 3.10 of the Sellers Disclosure Schedule; and %3. other undisclosed liabilities which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.11.    Material Contracts. %3. Section 3.11(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list of Contracts to which any Company is a party or is bound or which are included in the Tiger’s Milk Contribution, in each case that fall within the following categories and that are in force as of the date hereof (collectively, the “Material Contracts”):
(i)    any lease or sublease of real property (whether as lessor or lessee);
(ii)    other than purchase orders issued in the ordinary course of business, any Contract for the purchase of services, equipment or other assets providing for either (%5) payments by the Business or the Companies of $500,000 or more in any calendar year; or (%5) give rise to anticipated receipts by the Business or the Companies of more than $500,000 in any calendar year, in each case that cannot be terminated on not more than 90 days’ notice without payment by the Business or the Companies of any material penalty;
(iii)    any material partnership, joint venture or other similar Contract;
(iv)    any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) not yet consummated or pursuant to which the Business or a Company has material continuing obligations following the date of this Agreement;
(v)    any Contract relating to the creation, incurrence, assumption or guarantee of Indebtedness other than any such arrangements exclusively between one or more Companies;
(vi)    any Contract containing covenants expressly limiting in any material respect the freedom of the Business or any Company to compete with any Person in a product line or line of business or operate in any jurisdiction;
(vii)    any sales, distribution or other similar Contract providing for the sale by the Business or the Companies of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Business or the Companies of $500,000 or more;
(viii)    any co-packing or co-manufacturing Contract or other Contract providing for the manufacture or production of any Products by a third party that provides for annual payments by the Business or the Companies of $500,000 or more;
(ix)    any material Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;
(x)    any material option, license, franchise or similar Contract;
(xi)    any material agency, dealer, sales representative, marketing or other similar Contract;
(xii)    any employment, independent contractor, severance, retention, change in control or similar Contract with any current or former director, employee or officer of any Company in respect of which any Company has ongoing payment obligations;
(xiii)    any labor agreement, collective bargaining agreement or other labor-related agreement or agreements with any labor union, labor organization or works council representing any Business Employee;
(xiv)    any Contract that contains a material exclusivity, requirements, “take or pay” (pursuant to which the Companies would reasonably be expected to be subject to material exposure to pay for products or services beyond the reasonably anticipated needs of the Business when taking into account historical volumes purchased and required under such Contract) or similar provision binding on the Business or any Company;
(xv)    any Contract containing “most favored nation” provisions or other preferential pricing or terms;
(xvi)    any Contract with a Governmental Authority;
(xvii)    any Contract pursuant to which the Business or any Company grants or is granted a license or right to use, or covenant not to be sued under, any Intellectual Property Rights (other than (A) licenses for commercially available software that are generally available on nondiscriminatory pricing terms which have an aggregate annual cost of $250,000 or less); or (B) non-exclusive licenses granted to customers of the Business in the ordinary course of business);
(xviii)    any Contract between a Company, on the one hand, and any Seller or any of its Affiliates, on the other hand;
(xix)    any Contract relating to the settlement or resolution of a Legal Proceeding that would (i) impose material obligations or limitations on the operations of the Business after the Closing or (ii) the form of which would involve the payment of more than $250,000 by the Companies or the Business after the date hereof; or
(xx)    any Contract committing the Business to capital expenditures in excess of $1,000,000 after the date hereof.
(b)    Each Material Contract is, or in the case of Tiger’s Milk, will be as of the Closing, a valid and binding agreement of the applicable Company, enforceable against a Company and to the Sellers’ knowledge, any other party thereto in accordance with its terms and is in full force and effect, and none of the Companies or, to Sellers’ knowledge, any other party is in default or breach under the terms of any such Material Contract, except for any such defaults or breaches which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Sellers have made available to Buyer copies of each Material Contract that are true and complete in all material respects (other than any redactions therein).
Section 3.12.    Litigation. None of Parent, the Sellers or any Company is a claimant or defendant in or otherwise a party to any Legal Proceeding concerning the Business, which are in progress or, to the Sellers’ knowledge, threatened in writing or pending by or against or concerning the businesses of the Sellers or the Business that would have or would reasonably be expected to have a Material Adverse Effect or prevent or materially impair the Sellers’ ability to consummate the transactions contemplated by this Agreement. There are no Orders binding against, or to the Sellers’ knowledge, threatened or pending by or against or concerning the Business, which would have or would reasonably be expected to have a Material Adverse Effect or prevent or materially impair each of Parent and the Sellers’ ability to consummate the transactions contemplated by this Agreement.
Section 3.13.    Compliance with Laws; Permits. %3. Since January 1, 2015, the Companies have been, and the Business has been, and the Companies are, and the Business is, in compliance with all Applicable Laws, except where the failure to be in compliance with such Applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2015, no Company has received any written notice alleging any violation by any Company of any Applicable Law and, to the knowledge of the Sellers, no investigation by any Governmental Authority regarding a violation of any Applicable Law is pending or threatened, except where the violation would not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect.
(a)    All permits, licenses, variances, exemptions, authorizations, certifications, orders, consents and other approvals of all Governmental Authorities (collectively, “Permits”) necessary for operation of the Business have been obtained by each Company, and are valid and in full force and effect, except where the absence of any such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of the Sellers, threatened which would reasonably be expected to result in the revocation or termination of any such Permit, except for any such revocation or termination that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company is in compliance with all such Permits, except where the failure to be in compliance with such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.14.    Sanctions and Anti-corruption.
(a)    Since January 1, 2015, each Company has complied with the U.S. Foreign Corrupt Practices Act of 1977, or all other applicable anti‑bribery and anticorruption laws and regulations (the “Anti-corruption Laws”), except where the failure to be in compliance would not reasonably be expected to be material to the Companies, taken as a whole.
(b)    No Company, no director or officer of any Company, and, to the knowledge of the Sellers, no employee of any Company is a Person (i) with whom dealings are restricted or prohibited by, or are sanctionable under, any Sanctions (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (a “Sanctioned Country”).
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2015, (i) no Company has directly or indirectly conducted any business or engaged in any transactions with a Sanctioned Person or in any Sanctioned Country and (ii) each Company has complied with Sanctions. To the knowledge of the Sellers, there is no investigation, or, request for information from, or pending self-disclosure to, any Governmental Authority or any Legal Proceeding, in each case, regarding any Company’s actual or possible violation of any Anti-corruption Laws and Sanctions.
(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2015, no Company or, to the knowledge of the Sellers, any Person acting (or purportedly acting) for the benefit of any Company has, directly or indirectly, given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any foreign official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the Business that was for the purpose of obtaining or retaining any business or any other business advantage in violation of any Anti-corruption Law.
Section 3.15.    Properties.
(a)    All real property owned by any Company is described on Section 3.15(i) of the Sellers Disclosure Schedules (collectively, the “Owned Real Property”). All material real property leased, subleased, licensed to or otherwise used or occupied (but not owned) by any Company is described on Section 3.15(a)(ii) of the Sellers Disclosure Schedule. The Companies have good and insurable title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) (x) reflected on the Balance Sheet or (y) acquired after the Balance Sheet Date (that would have been required to be reflected on the Balance Sheet had they been acquired prior to the Balance Sheet Date), in each case (x) and (y) except for properties and assets sold since the Balance Sheet Date in the ordinary course of business or where the failure to have such good title or valid leasehold interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of such property or assets is subject to any Liens, except Permitted Liens. The Owned Real Property and other material tangible assets have been maintained in accordance with normal applicable industry practice and are in good operating condition and repair (except normal wear and tear) in all material respects.
(b)    To the Sellers’ knowledge, there is no pending or threatened legal proceeding by any Governmental Authority to take by condemnation any portion of the Owned Real Property.
(c)    To the Sellers’ knowledge, there is not now any pending reassessment of any parcel in the Owned Real Property that could result in a material change in the real estate taxes payable by the Company. To the Sellers’ knowledge, there are no public improvements in progress or proposed that will result in material special assessments against or otherwise affect any of the Owned Real Property.
Section 3.16.    Intellectual Property.
(a)    Section 3.16(a) of the Sellers Disclosure Schedule contains a list of all material registrations and applications for registration of the Intellectual Property Rights included in the Company Intellectual Property Rights, in each case as of the date hereof (the “Registered IP Rights”). To the Sellers’ knowledge, (i) each of the material Registered IP Rights is valid and enforceable, and (ii) subject to the Contribution Agreement and except for the transfers contemplated under Sections 5.14 and 5.15 of this Agreement, respectively, a Company is the sole and exclusive owner of each of the material Registered IP Rights, free and clear of any Liens other than Permitted Liens.
%3.    To the Sellers’ knowledge, no Company Intellectual Property Right is subject to any outstanding injunction, order, decree or judgment issued by a Governmental Authority restricting the use thereof by the Business or restricting the licensing thereof by the Business to any Person, except for any injunction, order, decree or judgment issued by a Governmental Authority that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
%3.    To the Sellers’ knowledge, (i) the Business is not currently infringing or misappropriating any valid and enforceable Intellectual Property Right owned by any third party and (ii) no Person is infringing or misappropriating any Company Intellectual Property Right, in each case, except for any infringement that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
%3.    To the Sellers’ knowledge, during the last three (3) years, there has been no material unauthorized access to or breaches of the security of the hardware, software or information technology systems used by or on behalf of the Companies nor any material loss, misuse or theft of data of the Business, including any such incident with respect to personally identifiable information that would require the provision of notice to any Governmental Authority or Person.
Section 3.17.    Labor Relations.
(a)    The Business is now, and since June 30, 2014 has been in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, workers’ compensation, data privacy, maternity, paternity, parental and other leaves of absence, worker classification, safety and health and continuation coverage under group health plans, except for failures to comply that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    (%4) As of the date of this Agreement, the Business is not a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or any similar Contract, and, to Sellers’ knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit or employee association relating to any Business Employee; (%4) there is not now, and since June 30, 2014 there has not been, any material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Sellers’ knowledge, threatened against the Business; and (%4) there are not now, and since June 30, 2014 there have not been any, unfair labor practice, discrimination, wrongful termination or other-employment related complaints pending or, to Seller’s knowledge, threatened against the Business before any Governmental Authority, except for such actions, events and complaints that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    With respect to the transactions contemplated by this Agreement, the CBA Assignment and Assumption Agreement, and the Transaction Agreements, the Companies have or prior to Closing will have satisfied any notice, consultation, or bargaining obligations owed to its Business Employees or their representatives under any Applicable Law, labor agreement, or collective bargaining agreement.
Section 3.18.    Employee Benefit Plans.
(a)    Set forth in Section 3.18(a) of the Sellers Disclosure Schedule is an accurate and complete list as of the date hereof of each Company Benefit Plan and each material Parent Benefit Plan and identifies with an asterisk (*) which such plans will be Company Benefit Plans as of the Closing Date. For each material Company Benefit Plan, the Sellers have made available to Buyer, where applicable, (i) a copy of such plan and all material amendments thereto, (ii) the most recently filed annual return/report, (iii) each trust agreement, insurance or group annuity contract or other funding document, (iv) actuarial reports from the last three years (provided such reports may be provided following the date hereof but prior to the Closing) and (v) any filing or correspondence with a Government Authority.
(b)    None of the Companies nor any predecessor thereof nor any ERISA Affiliate sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Benefit Plan that is subject to Title IV of ERISA, including any Multiemployer Plan (any such plan, a “Title IV Plan”), a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iv) a “multiple employer plan” as defined in Section 413(c) of the Code or Section 4063 of ERISA. Neither the Company nor any of its ERISA Affiliates has incurred any liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan and, to the Company’s knowledge, no circumstances exist that would reasonably be expected to give rise to any such withdrawal (including as a result of the transactions contemplated by this Agreement). Neither the Company nor any of its ERISA Affiliates has received notice of any Multiemployer Plan’s (i) failure to satisfy the minimum funding requirements of Section 412 of the Code or application for or receipt of a waiver of such minimum funding requirements, (ii) “endangered status” or “critical status” (within the meaning of Section 432 of the Code) or (iii) insolvency, “reorganization” (within the meaning of Section 4241 of ERISA) or proposed or, to the Company’s knowledge, threatened termination.
(c)    No Employee Benefit Plan is in “at-risk status” (within the meaning of Section 303(i)(4) of ERISA). None of the following events has occurred in connection with any Title IV Plan: (%4) a “reportable event,” within the meaning of Section 4043 of ERISA, other than any such event for which the 30-day notice period has been waived by the PBGC or (%4) any event described in Section 4062 or 4063 of ERISA, except for such events that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof neither any of the Companies nor any of their Affiliates have received notice of PBGC instituted proceedings to terminate any Employee Benefit Plan or notice of such a proceeding or appointment of trustee and no circumstances have occurred that would result in any such event.
(d)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired. To the Sellers’ knowledge, nothing has occurred since the date of the latest favorable determination letter or opinion letter, as applicable, that would reasonably be expected to materially adversely affect the qualification of any such Employee Benefit Plan.
(e)    Each Company Benefit Plan has been administered in compliance with its terms and Applicable Law. All contributions or premiums with respect to each Company Benefit Plan have been paid or deducted in a timely fashion and there is no outstanding default or violations thereunder that have not been properly recorded in the financial statements as underfunded. Other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Sellers’ knowledge, threatened against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan except for such Legal Proceedings that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)    With respect to any Company Benefit Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code. There is no litigation, arbitration or administrative proceeding concerning any Company Benefit Plan (other than routine claim for benefits) that would have or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(g)    Each of the Companies and any Affiliate of a Company that employs a UK Business Employee as at the date of this Agreement or that has employed a UK Business Employee at any time during the last twelve (12) months (each, a “Relevant Employer”) has complied with its automatic enrollment obligations as required by the United Kingdom Pensions Act 2008 and Applicable Laws associated legislation and (i) no notices, fines or other sanctions have been issued by the United Kingdom Pensions Regulator in respect of the Companies and (ii) no instances of non-compliance with the automatic enrolment obligations of the Companies have been notified in writing to the United Kingdom Pensions Regulator in respect of the Companies. No Relevant Employer has in relation to the UK Business Employees been involved in any transaction to which the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 apply where the UK Business Employees had the right to membership of an occupational pension arrangement that provided any benefits that were available other than for old age, invalidity or death. No contribution notice or financial support direction has been issued by the United Kingdom Pensions Regulator under sections 38 or 43 of the United Kingdom Pensions Act 2004 respectively against any of the Companies and there is no fact or circumstance likely to give rise to any such direction or notice. No Relevant Employer or any predecessor thereof sponsors, maintains or contributes to, any plan, program or arrangement covered by Part 3 of the United Kingdom Pensions Act 2004. None of the Companies is liable for any liability arising or payable under sections 75 or 75A of the United Kingdom Pensions Act 1995.
(h)    None of the Companies or the Business has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Business, except as required to avoid excise tax under Section 4980B of the Code.
(i)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent event), will cause any (%4) material payments to become due or payable to any Business Employee, (%4) payment, acceleration, vesting or increase in benefits to any Business Employee, in each case under any Employee Benefit Plan (to the extent that any of the Companies would reasonably be expected to have any liability with respect thereto), (iii) Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, or limit or restrict the right of any Company or Buyer or any of its Affiliates to amend, terminate or transfer the assets of any Company Benefit Plan, or (iv) give rise to any payments or benefits that would be subject to tax under Section 4999 of the Code or would be nondeductible to the payor under Section 280G of the Code. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent event) will constitute a “change in ownership or control” or “change in effective control” within the meaning of Section 280G of the Code.
(j)    The Sellers have provided to Buyer within the time frame specified below, a true, accurate and complete list of (i) the name or employee identification number of each employee who is primarily dedicated to the Business as of the date hereof (and each such employee shall be deemed a Business Employee), including such employee’s title, status (i.e., full-time, part-time, temporary or seasonal), hire date, location, worker classification status, notice period, annual salary and most recent annual bonus received, current annual short-term incentive target, most recent long-term incentive payment, current long-term incentive target, and the number of stock options granted to the employee in 2016 and 2017 (the “Employee List”) and (ii) the name of each individual who is primarily dedicated to the Business and who is engaged as a consultant or independent contractor, including such individual’s compensation and work location and a brief description of the services he or she provides to the Business (the “Contractor List”). At least three Business Days prior to the Closing Date, the Seller shall have provided Buyer the Employee List and the Contractor List, in each case reflecting information that is current as of 10 or fewer Business Days prior to the Closing Date. Notwithstanding the foregoing, the Sellers may anonymize or aggregate the foregoing data to the extent that the Sellers reasonably determine necessary to comply with any Applicable Laws relating to data privacy.
Section 3.19.    Environmental Matters. %3. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i)    (A) since January 1, 2014, each of the Companies and the Business has been and is in compliance with all applicable Environmental Laws and (B) since January 1, 2014, the Companies and the Business have been in possession and are and have been in compliance with all permits required by all applicable Environmental Laws;
(ii)    (%5) since January 1, 2014, no written notice, order, request for information, complaint or penalty has been received by any Company or the Business, and (%5) there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Sellers, threatened, in the case of each of (A) and (B), which alleges a violation of any Environmental Law that has not been settled, dismissed, paid or otherwise resolved; and
(iii)    none of the Companies or the Business has caused any release, spill, disposal or discharge of any Hazardous Substance and, to the knowledge of the Sellers, there are no Hazardous Substances present at the Owned Real Property, in each case that would reasonably be expected to result in liability or require notification, investigation or remediation by any Company or the Business under any Environmental Law.
(b)    The representations and warranties in this Section 3.19 are the exclusive representations or warranties made by the Sellers with respect to Environmental Laws, Hazardous Substances or any other environmental matters.
Section 3.20.    Taxes. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)    (%4) all Tax Returns that are required to be filed by or with respect to the Companies have been timely filed; (%4) all Taxes due and payable (whether or not shown on a Tax Return) have been timely paid; and (%4) such Tax Returns are in all respects true, correct and complete;
(b)    each of the Companies has complied with all Applicable Laws relating to the collection and withholding of Taxes and has timely collected, withheld and paid over to the proper Governmental Authority all amounts required to be so collected, withheld and paid under Applicable Laws;
(c)    none of the Companies has entered into a written agreement waiving or extending any statute of limitations in respect of Taxes;
(d)    no Taxing Authority has proposed, or, to the Sellers’ knowledge, is threatening to propose any adjustment to any Tax Return in respect of the Companies;
(e)    no claim, audit, action, suit, proceeding, examination or investigation is now pending against or with respect to the Companies in respect of any Tax;
(f)    no claim has been made in writing by a Taxing Authority in a jurisdiction where a Company does not file any Tax Return that such Company is subject to taxation in that jurisdiction;
(g)    other than with respect to a Tax Return for which the statute of limitations has expired, none of the Companies (%4) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a Seller Group) or (%4) has any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. income Tax law) or as a transferee or successor;
(h)    none of the Companies has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4(b)(2);
(i)    during the two-year period ending on the date hereof, none of the Companies was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 of the Code;
(j)    after the Closing Date, none of the Companies will be bound by or have any liability or obligation under any Tax Sharing Agreement;
(k)    with respect to the assets relating to the portion of the Business described in clause (ii) of the definition of Business, (%4) Tiger’s Milk Seller has timely paid, or caused to be paid, all Taxes required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on such assets and (%4) Tiger’s Milk Seller has established, or caused to be established, in accordance with generally accepted accounting principles in the United States applied on a consistent basis, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to such assets or the operation of the Business and are incurred in or attributable to a Pre-Closing Tax Period, the non-payment of which would result in a Lien on such assets; and
(l)    at all times since its formation, Tiger’s Milk has been treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes and has never made an election under Treas. Reg. Section 301.7701-3 to be treated as an association taxable as a corporation for U.S. federal income tax purposes.
Except as set forth in Section 3.18 and this Section 3.20, no representations or warranties are being made by the Sellers in this Agreement with respect to Tax matters.
Section 3.21.    Finders’ Fees. Except for Morgan Stanley & Co., International plc (the fees and expenses of which will be paid in their entirety by Sellers or one of their Affiliates), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Sellers or the Companies who might be entitled to any fee or commission from any Company in connection with the transactions contemplated by this Agreement.
Section 3.22.    Food Safety. %3. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2014, the Companies and all products manufactured, marketed, sold or distributed by the Business (the “Products”) have complied and are in compliance with (%4) the applicable provisions of the Federal Food, Drug, and Cosmetic Act and the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the “FDA”) thereunder, the applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the “USDA”), all applicable statutes enforced by the U.S. Federal Trade Commission (“FTC”) and the applicable FTC regulations and requirements and any applicable requirements established by any U.S. state, provincial or local Governmental Authority responsible for regulating food products (together with the FDA and the USDA, collectively, the “Food Authorities”) and (%4) all terms and conditions imposed in any Permits granted to any Seller or the Business by any Food Authority.
(a)    Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or reasonably be expected to materially impair or delay the Sellers’ ability to consummate the transactions contemplated hereby, the Business has not, since January 1, 2014, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement relating to an alleged lack of safety or regulatory compliance of any Product. To the Sellers’ knowledge, there are no facts or circumstances that would cause any Governmental Authority to require the recall or market withdrawal of any Product.
(b)    Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or reasonably be expected to materially impair or delay the Sellers’ ability to consummate the transactions contemplated hereby, since January 1, 2014, there have been no actions, pending, or to the knowledge of the Sellers, threatened with respect to a material violation by the Business of any applicable statute or regulation enforced by any of the Food Authorities, with regard to the manufacture, marketing or distribution of any of the Products that would be reasonably expected to result in administrative, civil or criminal liability.
Section 3.23.    Assets.
(a)    Assuming all third party consents contemplated by this Agreement or the other Transaction Agreements are obtained and after giving effect to the Pre-Closing Restructuring and the Tiger’s Milk Contribution, the property, assets and rights held by the Companies or to which the Companies have valid rights, together with the services provided under the Transition Services Agreement and the covenants in this Agreement, are reasonably sufficient to conduct the Business in substantially the same manner in all material respects as currently conducted.
(b)    The property, assets and rights of the Companies will, after giving effect to the Pre-Closing Restructuring, the Tiger’s Milk Contribution and the transfers contemplated by Section 5.14 and Section 5.15 of this Agreement, constitute all of the property, assets and rights (including Intellectual Property Rights) used or held for use primarily in the operation and conduct of the Business and, together with the services provided under the Transition Services Agreement, the license granted underSection 5.07(j) and the covenants in this Agreement, are adequate to conduct the Business as currently conducted by the Sellers.
Section 3.24.    No Additional Representations or Warranties. Except as expressly and specifically set forth in this Article 3 or in any certificate or instrument delivered by Sellers hereunder, none of the Sellers, any Company or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives has made, or is making, any representation or warranty whatsoever to Buyer or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the Business) provided to Buyer or any of its Affiliates, or any of their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Sellers as follows as of the date hereof and as of the Closing Date:
Section 4.01.    Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted.
Section 4.02.    Authorization. %3. The execution, delivery and performance by Buyer of this Agreement, the Commitment Letter and each other Transaction Agreement to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby are within Buyer’s corporate powers and have been duly and validly authorized by all necessary corporate action on the part of Buyer.
(a)    Assuming due and valid execution by each other party hereto and thereto, this Agreement has been duly executed and delivered by Buyer and constitutes a valid, binding and enforceable agreement of Buyer and, each other Transaction Agreement to which Buyer is a party, when executed and delivered by Buyer, will constitute a legal, valid, binding and enforceable agreement of Buyer, subject, in the case of enforceability, to the Enforceability Exception.
Section 4.03.    Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is, or will be, a party requires no action by or in respect of, or filing with, any Governmental Authority other than %3. compliance with any applicable requirements of the HSR Act; %3. the filing of applications and notices with, and receipt of approvals, licenses, or consents of, the Governmental Authorities set forth on Section 3.04 of the Sellers Disclosure Schedule; and any actions or filings, the absence of which would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.
Section 4.04.    Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreement to which Buyer is, or will be, a party and the consummation of the transactions contemplated hereby and thereby do not and will not %3. violate the applicable organizational documents of Buyer as currently in effect; %3. assuming compliance with the matters referred to in Section 4.03, (i) violate any Applicable Law, (ii) require any consent or other action by any Person under, (iii) constitute a default under, or (iv) give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any material Contract binding upon Buyer or %3. result in the creation or imposition of any Lien on any asset of Buyer, except for any Permitted Liens and with such exceptions, in the case of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.
Section 4.05.    Financing. %3. As of the date of this Agreement, Buyer has delivered to the Sellers a true and complete copy of the Commitment Letter and any related redacted fee letters (redacted only with respect to the amounts, conditions to payment, accrual periods and payment dates of or for fees, “alternate transaction” provisions, and “market flex” provisions, provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Bridge Financing).
%3.    Buyer has fully paid, or has caused to be fully paid, any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date hereof.
(c)    As of the date hereof, the Commitment Letter is in full force and effect and represents a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, each other party thereto, subject to the effect of any Applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Applicable Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law). As of the date hereof, (i) the Commitment Letter has not been amended or modified and (ii) the commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article 3 to the extent necessary such that the condition set forth in Section 8.01(b)(i) would be satisfied, no event has occurred which (with or without notice, lapse of time or both) would constitute a breach or default under the Commitment Letter on the part of Buyer, and to the knowledge of Buyer, no Financing Source is in default or breach under the terms and conditions of the Commitment Letter.
(d)    Assuming the conditions set forth in Article 8 are satisfied at Closing, the aggregate proceeds of the Bridge Financing contemplated by the Commitment Letter, when funded in accordance with the Commitment Letter on the Closing Date, together with cash of Buyer and its Subsidiaries on hand as of the Closing Date (including the aggregate cash proceeds from any Permanent Financing), will be sufficient for Buyer, on the Closing Date, (x) to pay the portion of the Purchase Price payable at Closing, and (y) to pay any and all fees and expenses required to be paid by Buyer in connection with this Agreement and the Financing at the Closing (collectively, the “Financing Purposes”).
(e)    As of the date hereof, there are no side letters or other agreements, contracts, arrangements or understandings to which Buyer or its Affiliates is a party that could affect the availability of the Financing on the Closing Date other than as expressly set forth in the Commitment Letter (except for the fee letter referenced above and any engagement letters or fee discount letters related to the Permanent Financing). There are no conditions precedent related to funding the full amount of the Bridge Financing at the Closing other than those expressly set forth in the Commitment Letter. As of the date hereof, subject to the satisfaction of the conditions set forth in Article 8 hereof, Buyer does not have any reason to believe that (x) any of the conditions to the Bridge Financing will not be satisfied on or prior to the Closing or (y) the amount of the Bridge Financing necessary for Buyer to consummate the Financing Purposes will not be available to Buyer on the Closing Date.
Section 4.06.    Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.
Section 4.07.    Litigation. Buyer is not a claimant or defendant in or otherwise a party to any Legal Proceeding concerning its business, which are in progress or, to Buyer’s knowledge, threatened in writing or pending by or against or concerning its business that would reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.
Section 4.08.    Finders’ Fees. Except for Credit Suisse Securities (USA) LLC (the fees and expenses of which will be borne in full by Buyer), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from any Person in connection with the transactions contemplated by this Agreement.
Section 4.09.    Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as its acquisition of the Shares as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that the Sellers have given Buyer access to the employees, documents and facilities of the Business. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer is not relying upon any express or implied representations or warranties of any nature made by any Seller or any Company or any of their respective directors, officers, employees, stockholders, partners, members, advisors or other representatives, except as specifically and expressly set forth in Article 3 or in any certificate or instrument delivered by the Sellers hereunder. Without limiting the generality of the foregoing, Buyer acknowledges that none of the Sellers, any Company or any of their respective Affiliates makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Business, in each case, except as expressly set forth in Article 3 or in any certificate or instrument delivered by the Sellers hereunder.
ARTICLE 5
COVENANTS
Section 5.01.    Pre-Closing Obligations. %3. From the date of this Agreement until the Closing Date, except as otherwise contemplated by this Agreement or the Contribution Agreement, required by Applicable Law, Permit or any Governmental Authority, as set forth in Section 5.01 of the Sellers Disclosure Schedule or with the written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), the Sellers shall, and shall cause the Companies to, use their respective reasonable best efforts to (A) conduct the Business in the ordinary course consistent with past practice and (B) preserve intact, in all material respects, the Companies’ business organization, material assets, key employees, relationships with customers, suppliers and distributors. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as otherwise contemplated by this Agreement or the Contribution Agreement, required by Applicable Law, Permits or any Governmental Authority, as set forth in Section 5.01 of the Sellers Disclosure Schedule or with the written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), the Sellers shall not permit the Companies or the Business to:
(i)    amend (whether by merger, consolidation or otherwise) any Company’s certificate of incorporation, bylaws, limited liability company agreement or equivalent organizational documents;
(ii)    (%5) split, combine or reclassify any Company Securities or otherwise change the capital structure of any Company or (%5) recapitalize any Company or (C) declare, set aside, or pay any dividend or other distribution, other than (x) cash dividends or other cash distributions by the Companies to a Seller that are fully paid prior to the Closing Date, or (y) as may facilitate the settlement or elimination of intercompany accounts between any of the Companies, on the one hand, and the Sellers and any of their Affiliates, on the other, in each case, in compliance with all Applicable Laws;
(iii)    make capital expenditures in excess of the aggregate amount set forth in the capital expenditures budget attached as Annex D hereto by more than $2,000,000 in the aggregate;
(iv)    authorize for issuance, issue, sell, pledge, deliver, grant or otherwise dispose of, any Company Securities, or amend any of the terms of any such Company Securities;
(v)    acquire (whether by transfer, merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets properties or businesses, other than the purchase of raw materials, supplies and inventory in the ordinary course of business;
(vi)    dispose of (whether by transfer, merger, consolidation, disposition of stock or assets or otherwise), directly or indirectly, any material assets, properties or businesses other than (A) the sale of inventory or Products, in the ordinary course of business or (B) the sale or disposal of obsolete or excess equipment, in the ordinary course of business;
(vii)     (A) sell, transfer, assign or license to any Person other than a Company any material Company Intellectual Property Rights (other than non-exclusive licenses granted in the ordinary course of business) or (B) abandon, cancel, let lapse, or otherwise dispose of any material Company Intellectual Property Rights (other than such Company Intellectual Property Rights that, in the Sellers’ reasonable commercial judgment, in the ordinary course of business, are neither useful to the Business nor commercially justifiable for the Business to maintain);
(viii)    (A) incur, assume or guarantee any material Indebtedness, other than Indebtedness that will be fully repaid or extinguished prior to the Closing Date or (B) make any material loans, advances or capital contributions to, or material investments in, any other Person, other than (1) extension of credit to customers in the ordinary course of business or (2) subject to Section 5.09, loans, advances or capital contributions to, or investments in, any Company;
(ix)    create or otherwise incur any Lien on any material properties or assets (other than Permitted Liens other than in the ordinary course of business);
(x)    settle or compromise any litigation for an amount in excess of $250,000;
(xi)    other than as required by the terms of any Employee Benefit Plan as in effect on the date of this Agreement or Applicable Law, (%5) grant or increase any severance or termination entitlement to any Business Employee (or materially amend any such existing severance or termination pay arrangement), (%5) enter into any employment, deferred compensation or other similar agreement with any Business Employee (or materially amend any such existing agreement), (%5) establish, adopt or materially amend any collective bargaining agreement covering any Business Employee or (%5) increase compensation, bonus or other benefits payable to any Business Employee; (%5) establish, adopt, enter into, amend, terminate, exercise any discretion under or take any action to accelerate rights under any Company Benefit Plan; (%5) establish, adopt, enter into, amend terminate, exercise any discretion under or take any action to accelerate rights under any Parent Benefit Plan to the extent that such amendments disproportionately impact the Business Employees or would materially increase the obligations of Buyer and the Companies pursuant to Section 6.02 or Section 6.03 hereof; or (%5) terminate (other than for cause) the employment or services of any Business Employee or transfer the employment of any Business Employee out of the Companies, or hire or replace any Business Employee, except in each case in the ordinary course of business and to the extent such actions do not, together with any other such actions, materially increase the liabilities or obligations of Buyer or any of the Companies;
(xii)    amend, terminate, renew or cancel any Contract listed in Section 3.11(a) of the Sellers Disclosure Schedule, or enter into any new Contract that would have been required to be listed in Section 3.11(a) of the Sellers Disclosure Schedule had it been in effect as of the date hereof, in each case other than in the ordinary course of business;
(xiii)    (%5) make or change any material Tax election or method of accounting for income Tax or U.K. corporation Tax purposes (B) file any material amendment to any Tax Return, (C) surrender any material right or claim to a refund of Taxes, (D) settle or compromise any claim, audit or assessment or enter into any closing agreements in respect of any material amount of Taxes, or (E) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, other than, in each case, (1) in the ordinary course of business, (2) as required by Applicable Law, or (3) with respect to Combined Taxes;
(xiv)    make any change to its methods of financial accounting, except as required by changes in GAAP or other Applicable Law;
(xv)    create any Subsidiary of a Company;
(xvi)    (A) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or (B) file a bankruptcy petition under any provisions of federal or state bankruptcy law on behalf of any Company or consent to the filing of any bankruptcy petition against any Company under any similar law; or
(xvii)    agree or commit to do any of the foregoing;
provided that, the Sellers and their respective Affiliates shall be permitted to consummate the Pre-Closing Restructuring and the Tiger’s Milk Contribution without requiring the written consent of Buyer, and any Cash held by or on behalf of the Companies in a swept account of a Seller or any of its Affiliates immediately prior to the Closing will be used in the manner described on Annex C in connection with the Pre-Closing Restructuring.

(b)    Prior to the Closing or termination of this Agreement in accordance with its terms, each party shall not, and shall not permit any of its Subsidiaries to, take any action or fail to take any action that could reasonably be expected to result in any of the conditions set forth in Article 8 not being satisfied or that could otherwise be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.
(c)    The Sellers shall not, and shall cause their Affiliates (including the Companies) not to, amend the Contribution Agreement in any material respect without the prior written consent of Buyer.
Section 5.02.    Certain Filings. The Sellers and Buyer shall cooperate with one another %3. in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Agreements and %3. in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
Section 5.03.    Reasonable Best Efforts; Further Assurances. %3. Subject to the terms and conditions of this Agreement, Buyer and the Sellers will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (x) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (y) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of Buyer under this Section 5.03 only (as it relates to any such action involving a Governmental Authority) shall be deemed to include taking all actions necessary or appropriate to avoid or eliminate each and every impediment under any Applicable Law or otherwise so as to enable the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements to occur as soon as reasonably possible, including:
(i)    entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority in connection with the transactions contemplated hereby;
(ii)    proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Buyer, any of its Affiliates, those of any Company or one or more Companies;
(iii)    terminating existing relationships, contractual rights or obligations of Buyer or its Affiliates (including those of any Company);
(iv)    otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s or its Affiliates’ (including any Company’s) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines or assets of Buyer or its Affiliates (including any Company) (each of the foregoing described in any of Sections 5.03(a)(i) through (iv), a “Regulatory Concession”);
provided, further, that, notwithstanding the foregoing, neither Buyer nor its Affiliates (including the Companies) shall be required to agree to any Regulatory Concession that (A) would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the Buyer and its Subsidiaries (including the Companies), taken as a whole and (B) is not conditioned upon consummation of the transactions contemplated by this Agreement;
(b)    in furtherance and not in limitation of the covenants contained in this Section 5.03, Buyer and the Sellers shall use reasonable best efforts to:
(i)    defend any action, suit or proceeding (including by appeal if necessary) that challenges any of the transactions contemplated by this Agreement or the other Transaction Agreements or which would otherwise prohibit, materially delay or materiality impair the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements; and
(ii)    seek to have lifted, vacated or reversed any stay, injunction, temporary restraining order or other restraint entered by any Governmental Authority with respect to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.
(c)    Without limiting Buyer’s obligations under Section 5.01(b), from the date of this Agreement until the Closing or termination of this Agreement in accordance with its terms, Buyer shall not acquire (including through the acquisition by any of its Subsidiaries) any material interest in any Person that principally derives its revenues from the same products, services or lines of business as the products, services or lines of business of any Company) if such action would be reasonably expected to result in any material impediments under any Applicable Law that may be asserted by any Governmental Authority to the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements as promptly as reasonably practicable or that would result in any material delay of the Closing.
(d)    If requested by Buyer, the Sellers shall cause the Companies to agree to any Regulatory Concession; provided that (%4) none of the Sellers’ Affiliates shall be required to make any Regulatory Concession and (%4) none of the Sellers or the Companies shall be required to agree to any Regulatory Concession that is not conditioned upon consummation of the transactions contemplated by this Agreement. Without limiting Buyer’s obligations under this Section 5.03, in no event will the Sellers or the Companies propose, negotiate, effect or agree to any Regulatory Concessions without the prior written consent of Buyer.
(e)    In furtherance and not in limitation of the foregoing, each of Buyer and the Sellers shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within five (5) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
(f)    Subject to Applicable Law relating to the sharing of information, each party hereto shall (%4) furnish the other party with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (%5) prepared by or on behalf of such party for any Governmental Authority and affording the other party opportunity to comment and participate in responding, where appropriate; and (%5) received by or on behalf of such party from any Governmental Authority, in each case in connection with any such consent, authorization, order or approval and (%4) use commercially reasonable efforts to consult with and keep the other party hereto informed as to the status of such matters. Further, no party hereto shall, nor shall it permit any of its Representatives to, meet or engage in material conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent not precluded by Applicable Law or regulation or exempted by this Agreement, offers the other party the opportunity to participate in such meeting or conversation. Each of the Sellers and Buyer shall not, and shall cause its Affiliates not to, take, or cause to be taken any action that it is aware or should reasonably be aware would have the effect of materially delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any Governmental Authorities. Without limiting the foregoing or any of the other provisions of this Section 5.03 (including the obligations of Buyer that are set forth in Section 5.03(a), the parties agree that it is Buyer’s sole right, in consultation with the Sellers and subject to the other provisions of this Section 5.03, to devise the strategy for filings, notifications, submissions and communications with or to any antitrust regulatory authority.
Section 5.04.    Access. %3. From the date hereof until the Closing Date, the Sellers shall (%4) give Buyer, its counsel, auditors and other authorized Representatives (including the Financing Sources and their respective legal, financial and accounting advisors), subject to the terms of the Confidentiality Agreement, reasonable access during Working Hours to the offices and properties and to copies of books and records, of the Sellers, the Companies and the Business; (%4) furnish to Buyer, its counsel, auditors and other authorized Representatives (including the Financing Sources and their respective legal, financial and accounting advisors) subject to the terms of the Confidentiality Agreement, such financial and operating data and any other information relating to the Business as such Persons may reasonably request; and (%4) instruct and make available the employees and counsel of the Companies to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business. Notwithstanding the foregoing, (%5) the Sellers shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or contravene any confidentiality undertaking; provided that the Sellers shall promptly notify Buyer that it is withholding such access or information and thereafter shall cooperate with Buyer and use commercially reasonable efforts to cause such access or information to be provided to Buyer or Buyer’s Representatives in a manner that would not reasonably be expected to jeopardize attorney-client privilege, contravene any Applicable Law or confidentiality undertaking; and (%5) prior to the Closing Date, Buyer shall have no right to perform or cause to be performed any invasive or subsurface investigations of the properties of the Business, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media.
(a)    On and after the Closing Date, Buyer will, and will cause the Companies to, and Parent will cause its Subsidiaries to, (1) maintain the books and records relating to the Business for a period of eight years; (1) upon reasonable written notice and during Working Hours, afford to the other party and its counsel, auditors and other authorized Representatives reasonable access to (A) properties, copies of books and records relating to the Business for the period prior to Closing and (B) employees of such party, in each case to the extent necessary to permit the other party to perform or satisfy any legal, accounting or regulatory obligation relating to any period on or before the Closing Date. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of either party. Notwithstanding the foregoing, neither party shall be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or contravene any confidentiality undertaking; provided that each party shall promptly notify the other party that it is withholding such access or information and thereafter shall cooperate with the other party and use commercially reasonable efforts to cause such access or information to be provided to the other party or the other party’s Representatives in a manner that would not reasonably be expected to jeopardize attorney-client privilege, contravene any Applicable Law or confidentiality undertaking.
(b)    On or prior to the Closing, or reasonably promptly thereafter, the Sellers shall, and shall cause its respective Affiliates to, use reasonable best efforts to deliver the books and records of the Business to Buyer.
(c)    From the date hereof until the Closing Date, without the Sellers’ prior written consent, Buyer shall not, and shall cause its Affiliates not to, contact any customers, vendors or suppliers of, or other third parties having business relationships with, the Business, other than in the ordinary course of Buyer’s or its Affiliates’ businesses where such contact does not relate to the Business, this Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby and is in any event conducted in compliance with the terms of the Confidentiality Agreement.
Section 5.05.    Notices of Certain Events. %3. The Sellers shall promptly notify Buyer of each of the following events if such event occurs prior to the Closing:
(i)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(ii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Buyer is permitted by such Governmental Authority); and
(iii)    any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12.
(b)    Buyer shall promptly notify the Sellers of each of the following events if such event occurs prior to the Closing:
(i)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(ii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to the Sellers is permitted by such Governmental Authority); and
(iii)    any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.07.
(c)    Notwithstanding anything to the contrary in this Agreement, a party’s good faith failure to comply with this Section 5.05 shall not provide the other party hereto the right not to effect the transactions contemplated by this Agreement.
Section 5.06.    Sellers’ Restrictive Covenants. %3. Parent agrees that, for a period commencing on the Closing Date and ending on the date that is 12 months after the Closing Date, Parent shall not, and shall cause its Subsidiaries not to, solicit for employment or hire any Business Employee listed on Section 5.06(a) of the Sellers Disclosure Schedules; provided that this Section 5.06(a) shall not prohibit the Sellers, Parent or any of their respective Subsidiaries from (%4) conducting a general solicitation or advertisement that is not specifically directed at Business Employees; (%4) soliciting for employment or hiring any individuals who have not been employed or engaged by any Company for a period of six months prior to the date such individuals were first solicited for employment or; soliciting for employment or hiring any individuals whose employment or engagement with any Company is terminated by (or who has been given notice of pending termination by) any Company.
(a)    Parent agrees that, from the Closing Date until the second anniversary thereof, Parent shall not, and shall cause its Subsidiaries not to, engage, directly or indirectly, in any business that competes with the products currently sold or in production by the Business in those jurisdictions set forth on Section 5.06(b) of the Sellers Disclosure Schedule (a “Competing Business”); provided that nothing herein shall prohibit (%4) the acquisition by any Seller, Parent or any of their respective Subsidiaries of a diversified business having not more than fifteen (15)% of its sales (based on its latest annual financial statements) attributable to any Competing Business, (%4) the acquisition by any Seller, Parent or any of their respective Subsidiaries of a diversified business having more than fifteen (15)% of its sales (based on its latest annual financial statements) attributable to any Competing Business; provided that the applicable acquiror shall divest or otherwise cease to engage in such Competing Business or a portion thereof so that the Competing Business represents not more than fifteen (15)% of such diversified business’s sales (based on its latest annual financial statements), within 12 (12) months following consummation of such acquisition or (%4) the acquisition, holding or direct or indirect ownership by any Seller, Parent or any of their respective Subsidiaries, solely as an investment, of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Business, so long as such ownership interest of any such Seller, Parent and their respective Subsidiaries, in the aggregate, represents not more than fifteen (15)% of the aggregate voting power or outstanding capital stock or other equity interests of such Person. For the sake of clarity and notwithstanding the foregoing, (%5) the design, production, marketing, distribution and/or sale of any products sold or in production by any Seller, Parent or any of their respective Subsidiaries on the date hereof (other than the Companies and the Business) shall not be considered a Competing Business, including any such products sold, marketed or in production by the Mead Johnson Nutrition Company or any of its Subsidiaries, and (%5) the foregoing shall not, in any way, limit or effect any Seller’s, Parent’s or any of their respective Subsidiaries’ ability to perform any obligations under the Transition Services Agreement.
(b)    The undertakings in Section 5.06(a) and Section 5.06(b) are given to Buyer and to each of its Affiliates (including, after the Closing, the Companies). Parent and the Sellers acknowledge that such undertakings are entirely independent restrictions and are no greater than is reasonably necessary to protect the interests of Buyer and its Affiliates. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 5.06(a) or Section 5.06(b) is invalid or unenforceable, the parties hereto agree that such court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
Section 5.07.    Intellectual Property Matters. Except with respect to the Company Intellectual Property Rights or as expressly set forth in this Section 5.07, the parties acknowledge and agree that neither party grants any license or other right with respect to any of its Intellectual Property Rights to the other party under this Agreement, whether by implication, estoppel, exhaustion or otherwise, and each party retains and reserves all rights with respect to its Intellectual Property Rights not expressly granted under this Agreement.
(a)    Buyer and, on and after the Closing, the Companies shall have no right, title or interest in or to the “Reckitt Benckiser” or “RB” names and trademarks, any stylized variations of the foregoing and logos and designs used in conjunction therewith, any variation or derivative of any of the foregoing, or any names, trademarks, logos or designs confusingly similar to any of the foregoing, and any other marks exclusively related to the Sellers’ businesses other than the Business (collectively, for the avoidance of doubt excluding the Company Intellectual Property Rights, the “RB Marks”). Buyer hereby acknowledges and agrees that neither it nor any of its Affiliates (including, as of the Closing, the Companies) shall acquire any goodwill, rights or benefits arising from the RB Marks and that all such goodwill, rights and benefits shall inure solely to the Sellers.
(b)    Without limiting the generality of Section 5.07(a) and Section 5.07(b), the Sellers grant a limited, non-exclusive, royalty-free right to Buyer and the Companies for a period of one hundred eighty (180) days following the Closing to use the RB Marks and the Trademarks set forth in Section 5.07(c) of the Sellers Disclosure Schedule (collectively the “Licensed Marks”) but solely (1) in connection with the Companies’ internal use of the materials produced by the Companies prior to the Closing Date, provided that such materials were produced by the Companies for internal purposes (it being understood that Buyer and the Companies shall only utilize such materials to the extent they existed immediately prior to the Closing Date), and (1) to allow Buyer and the Companies to distribute and sell the inventories of the finished products existing as of the Closing Date and packaged in packaging bearing the Licensed Marks as well as to produce, package, market, distribute and sell products bearing the Licensed Marks which are identical to the products sold by the Business under such Licensed Marks prior to the Closing. Notwithstanding the foregoing, Buyer and the Companies shall neither (1) use any Licensed Marks in any manner or for any purpose which in any way differs from the use of such Licensed Marks by the Sellers or the Companies immediately prior to the Closing Date nor (2) except as provided under Section 5.07(c)(ii) above, manufacture or produce, or cause or permit any third party to manufacture or produce, any new materials incorporating any Licensed Marks in any manner.
(c)    Promptly upon the expiration of the period set forth in Section 5.07(c), the Companies shall (and Buyer shall cause the Companies to) (1) cease any and all use of the RB Marks and (1) destroy and dispose of all labels, packaging, and any other materials in its possession or subject to its control, bearing any RB Marks.
(d)    Notwithstanding the foregoing, the parties acknowledge that this Agreement does not, and shall not, convey, transfer or assign any right, title or interest in any trademark, name or logo of any third party.
(a)    To the extent available on the Sellers’ docketing or other internal systems, the Sellers shall use commercially reasonable efforts to provide to Buyer a list of all actions that must be taken by Buyer within ninety (90) days following the Closing Date with respect to each item of Registered IP Rights for the purposes of continuing the prosecution of, maintaining, perfecting or renewing any such Registered IP Rights; provided that with respect to any such actions that must be taken no later than thirty (30) days after the Closing Date, the Sellers shall use commercially reasonable efforts to provide such list as soon as practicable after the date hereof.
(b)    As soon as reasonably practicable after the date hereof, the Sellers shall, and shall cause their applicable Affiliates to, cooperate with the Buyer (at the Buyer’s expense) in preparing, obtaining and filing all documents (including assignment and name change forms) with the United States Patent and Trademark Office or other corresponding Governmental Authority, as necessary to record one of the Companies as, or correct the record such that one of the Companies is, the sole legal and record owner of the Intellectual Property Rights listed in Section 5.07(g)(i) of the Sellers Disclosure Schedule and any other Intellectual Property Rights which the parties reasonably identify as having similar issues, including as necessary to change the record owner’s name or otherwise correct the chain of title in respect of any such Intellectual Property Rights, provided, however, that in the event that the parties are not able to prepare, obtain or file any such documents prior to the Closing Date, the parties will continue to use commercially reasonable efforts to do so as soon as reasonably practicable thereafter. Prior to the Closing Date, the Sellers shall use commercially reasonable efforts to obtain an absolute, unconditional and irrevocable release and termination of the Lien set forth in Section 5.07(g)(ii) of the Sellers Disclosure Schedule with respect to the Intellectual Property Rights listed on Section 5.07(g)(ii) of the Sellers Disclosure Schedules, and record such releases in the United States Patent and Trademark Office; provided however that in the event that the Sellers are not able to obtain such release and termination of such Lien prior to the Closing Date, the Sellers will continue to use commercially reasonable efforts to do so as soon as reasonably practicable thereafter.
(c)    Prior to the Closing Date or as soon as reasonably practicable thereafter, the Sellers shall use reasonable efforts to deliver or cause to be delivered to Buyer documentation containing information that is currently used in the development, production, packaging, marketing or distribution of the products of the Business to the extent such documentation is in the possession of a Seller or any of Sellers’ Affiliates but not in the possession of the Companies (including recipes, formulae and specifications for packaging), to the extent such delivery does not violate any obligations of Sellers owed to any third party.
(d)    As soon as reasonably practicable after the Closing Date, the Sellers shall cooperate with the Buyer to deliver to Buyer all prosecution files and dockets, registration certificates and litigation files to the extent relating to the Registered IP Rights, in each case, solely to the extent such materials are in the possession of the Sellers and not already in the possession of the Companies.
(e)    Effective from and after the Closing, Sellers hereby grant, and agree to cause their applicable Affiliates to grant, to the Companies a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (other than in connection with the sale of all or a substantial portion of any of the Companies or their businesses), non-sublicensable (other than in connection with products and services of the Business and natural extensions thereof) license, under the Intellectual Property Rights owned by Sellers or any of Sellers’ Affiliates as of the Closing (other than Trademarks and domain names) that are used by any Seller or any of Sellers’ Affiliates (including the Companies) in the Business (including as such business evolved until the Closing Date) as of the Closing Date, to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services (and related promotional materials) solely in connection with the continued operation of the Business as conducted as of the Closing Date (and any natural extensions thereof).
Section 5.08.    Public Announcements. No party shall, without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated hereby, except to the extent required by Applicable Law or any regulatory or supervisory body or the rules of any securities exchange to which the disclosing party is subject. Notwithstanding any other provision of this Section 5.08, in no event will any of Buyer, any Seller or any of their respective Affiliates publicly announce or disclose the financial terms of the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) unless required by either party or its Affiliates to comply with Applicable Law or any regulatory or supervisory body or the rules of any securities exchange to which the disclosing party is subject. Notwithstanding the foregoing, Buyer may make public statements with respect to this Agreement and the transactions contemplated hereby, including their effect on Buyer’s business and its financial projections, with investors, analysts and Financing Sources, including, without limitation, on its periodic earnings calls and in any Syndication and Offering Materials, so long as Buyer’s statements are not inconsistent with the press releases or other disclosure previously issued and agreed upon by the parties.
Section 5.09.    Intercompany Matters. Effective as of the Closing, except for the Transition Services Agreement or the Contribution Agreement, except as contemplated by this Agreement and except for those arrangements set forth on Section 5.09 of the Sellers Disclosure Schedule, all intercompany accounts between the Sellers or any of their Affiliates, on the one hand, and any Company, on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany accounts), and all agreements and obligations between the Sellers or any of their Affiliates, on the one hand, and any Company, on the other hand, shall be terminated, in each case without further liability or obligation (contingent or otherwise) of any party thereunder. As of the Closing, any rights granted to any Seller or any Affiliate of a Seller to use (a) Company Intellectual Property Rights or (b) any Intellectual Property Rights assigned to Buyer pursuant to Section 5.07(g), in each case of clause (a) and clause (b) shall immediately terminate.
Section 5.10.    Directors and Officers. From and after the Closing and for a period of six (6) years from the Closing Date, Buyer shall not permit the Companies to repeal, amend or modify the rights to indemnification, advancement of expenses, exculpation and other limitations on liability in a manner adverse to any current or former director or officer of each Company (including any predecessors thereof) (collectively, such Representatives, the “Sellers Indemnitees”) under, and such Persons shall continue to be entitled to such rights on terms no less favorable than those contained in the organizational documents of any Company in effect on the date of this Agreement to the fullest extent permitted by Applicable Law.
(a)    In the event that Buyer, any Company or any of their respective successors or assigns (1) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (1) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer, any such Company, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 5.10.
(b)    The obligations of Buyer under this Section 5.10 shall not be terminated or modified in such a manner as to materially and adversely affect any Sellers Indemnitee to whom this Section 5.10 applies without the written consent of such affected Sellers Indemnitee (it being expressly agreed that each Sellers Indemnitee shall be a third-party beneficiary of this Section 5.10).
Section 5.11.    Assignment of Contracts and Rights. As promptly as practicable but subject to the terms of this Section 5.11, Parent and the Sellers shall, and shall cause their applicable Affiliates to, use commercially reasonable efforts to assign in whole all the Assigned Contracts to one of the Companies and assign in part (to the extent relating to the Business) the Shared Contracts to one of the Companies. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Shared Contract, any Assigned Contract or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach of or default under such Shared Contract or such Assigned Contract or in any material way adversely affect the rights of any Seller, any Company or any of their respective Affiliates thereunder. With respect to any Shared Contract or any Assigned Contract, from and after the date hereof, the Sellers shall use commercially reasonable efforts, and shall keep Buyer reasonably informed of their progress, to obtain any required consent for the assignment (in whole or in part, as applicable), transfer or sublicense of such Shared Contract or of such Assigned Contract to Buyer. Promptly following any such consent being obtained, Parent or the Sellers shall assign and transfer, or sublicense, to Buyer such Shared Contract or such Assigned Contract for no additional consideration. If such consent is not obtained, Parent, the Sellers and Buyer will, for a period of six (6) months following the Closing, cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which the applicable Seller or Parent would enforce for the benefit of Buyer, with Buyer assuming the applicable Seller’s or Parent’s obligations, any and all rights of the applicable Seller or Parent against a third party thereto. In connection with any Shared Contract or any Assigned Contract that is (x) assigned, in whole or in part, to Buyer, any Company or any of their respective Subsidiaries, or (y) subcontracted, sublicensed or subleased or under which the applicable Seller, Parent or any of its Affiliates otherwise passes along any benefits thereunder, in each case whether whole or in part, to Buyer, any Company or any of their respective Subsidiaries, Buyer hereby agrees to perform, and to cause to be performed, all of its or such Company’s or Subsidiary’s (as applicable) obligations thereunder and shall promptly but in any event within 15 Business Days of being invoiced therefor, reimburse the applicable Seller or Parent for any and all out-of-pocket expenses incurred by such Seller, Parent or any of its Affiliates under any such Shared Contract or under any such Assigned Contract.
(a)    Notwithstanding anything to the contrary in this Agreement, (1) neither the Sellers, Buyer nor any of their respective Affiliates or Subsidiaries shall be required to expend money, incur any liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent to assign a Shared Contract or an Assigned Contract, (1) the assignment of any Shared Contract or any Assigned Contract shall not be a condition to the obligation of the parties hereto to consummate this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby, and (1) in no event shall Buyer be entitled to assert that a failure to obtain any consent to assign a Shared Contract or an Assigned Contract, or any breach or non-performance by Sellers or Parent of this Section 5.11, shall have given rise to a failure of the condition set forth in Section 8.01(b)(ii).
Section 5.12.    Covered Lease Matters. Buyer acknowledges that prior to the date of this Agreement, Tiger’s Milk Seller assigned to its Affiliate, The French’s Food Company LLC, the Springfield Lease. On and after the Closing Date, Buyer will (a) if so requested, provide a replacement guarantee for the benefit of the landlord with respect to such Covered Leases, and (b) will cause each of the Companies that is a tenant under the Covered Leases to, use their respective commercially reasonable efforts to obtain a full release of Tiger’s Milk Seller and its Affiliates from the landlord under the Covered Leases, if and to the extent that Tiger’s Milk Seller and/or its Affiliates retain any liability with respect to the Covered Leases from and after the Closing Date; provided, however, other than expressly contemplated in this Section 5.12, Buyer shall not be required to expend money, incur any liability (except as tenant under the Covered Leases after the Closing and pursuant to any replacement guarantee for the benefit of the landlord with respect to such Covered Leases), commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such release. Until such time as Tiger’s Milk Seller and its Affiliates no longer have obligations under (including as guarantor) the Covered Leases, (i) Buyer hereby indemnifies, and shall cause the Springfield Tenant and the Chester Tenant to indemnify, Tiger’s Milk Seller, Parent and their respective Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Tiger’s Milk Seller, Parent or any of their respective Affiliates arising out of the Covered Leases after the Closing Date, including any breach after the Closing Date of any covenant or agreement or indemnity made or to be performed by the Springfield Tenant or the Chester Tenant under such lease and (ii) Buyer shall, and shall cause the Springfield Tenant and the Chester Tenant to, promptly notify Tiger’s Milk Seller of receipt of any notice or other communication from any Person alleging any indemnity claim or that a default has occurred under the Covered Leases. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements contained in this Section 5.12 shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).
Section 5.13.    Insurance Coverage. From and after the Closing, the Business shall cease to be insured by the Sellers’ and their Affiliates’ insurance policies or by any of their respective self-insurance programs, and each Seller and its applicable Affiliate shall retain all rights to control such insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs.
(a)    The parties acknowledge that the Companies and the Business may be entitled to the benefit of coverage under the insurance policies of the Sellers or their Affiliates (the “Retained Policies”) with respect to acts, facts, circumstances or omissions occurring prior to Closing (“Pre-Closing Occurrences”), and, for a one-year period concluding on the first anniversary of the Closing Date, the Sellers hereby authorize Buyer to report any and all Pre-Closing Occurrences arising in connection with the Companies or the Business (to the extent the Damages with respect to such Pre-Closing Occurrences were not taken into account in connection with the Purchase Price adjustment under Section 2.06) to the applicable insurance providers to the extent permitted under the applicable Retained Policy, and where not permitted, agrees, upon receipt of a written request by Buyer, to use commercially reasonable efforts to make such report on Buyer’s behalf.
(b)    With respect to claims for Pre-Closing Occurrences made pursuant to Section 5.13(b), (%4) if reported to the applicable insurance provider by Buyer, Buyer shall promptly notify the Sellers’ corporate insurance department of such claims, (%4) Buyer shall, and shall cause its Affiliates to, comply with the terms of the applicable Retained Policy and (%4) each party shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and pay such benefit, if any, to Buyer (net of any Recovery Costs incurred by any Seller or any Affiliate of a Seller as a result of the same); provided that (x) Buyer shall be fully liable for all uninsured or self-insured amounts in respect of any Retained Policy claims and (y) Buyer agrees to reimburse the Sellers promptly upon request for all out-of-pocket costs or expenses incurred by any Seller or any Affiliate of a Seller in connection with making or pursuing any claim pursuant to this Section 5.13, including the costs of filing a claim and any deductibles, premium increases, Taxes or other amounts that are or become payable by any Seller or any Affiliate of a Seller as a result of claims made pursuant to this Section 5.13 (such costs and expenses referred to in this clause (y), “Recovery Costs”). The parties agree that any recoveries under the Retained Policies pursuant to this Section 5.13 shall inure first to the Sellers to reimburse any and all Recovery Costs.
Section 5.14.    Domain Name Transfer. Promptly at or after the Closing, the Sellers shall transfer, and cause their Affiliates to transfer, the ownership of the Tiger’s Milk Domain Names and French’s Domain Names (together, the “Assigned Domain Names”) to Buyer (it being understood that (a) Buyer shall be permitted to nominate any of its Affiliates to be the transferee of any of the Assigned Domain Names, provided that the list of such nominated Affiliates is provided to the Sellers prior to the Closing, and (b) Buyer shall ensure that the transfer of any Assigned Domain Names to such nominated Affiliates is in accordance with any Applicable Law including any regulations of the applicable domain name registrar). The Sellers shall take reasonable actions and execute and deliver documents that Buyer may reasonably request to effect the foregoing.
Section 5.15.    Other Transfers. Prior to or reasonably promptly after the Closing, the Sellers shall have transferred (or caused to be transferred) to Buyer or the Companies or their Subsidiaries all of the Sellers’ and their Affiliates’ right, title and interest in and to the assets exclusively used in (or, solely with respect to intent-to-use Trademark applications, exclusively related to) the Business (including as such business evolved until the Closing Date), including as set forth on Section 5.15 of the Sellers Disclosure Schedule and take reasonable actions and execute and deliver documents that Buyer may reasonably request to effect the foregoing.
Section 5.16.    Financing Cooperation. (a) Subject in all respects to Section 5.16(d) and Section 5.16(f), the Sellers and each of the Companies shall, and shall cause each of their respective representatives (including their auditors) to, use their reasonable best efforts to cooperate with Buyer in connection with the Financing and the marketing efforts in connection therewith, including:
(i)    assisting with the preparation of (and to the extent reasonably requested by Buyer, provide information and materials to be used in the preparation of) customary confidential information memoranda, offering memoranda, registration statements, prospectuses, prospectus supplements and similar offering documents, customary rating agency presentations and customary lender and investor presentations, in each case necessary and customary for financings of the type contemplated by the Financing (the “Syndication and Offering Materials”);
(ii)    executing and delivering on behalf of the Companies customary definitive financing documents to the extent reasonably requested by Buyer, including certificates and other documents, to the extent reasonably requested by Buyer, provided that the Companies shall not be required to execute any definitive financing documentation (and no such documentation shall be effective) until the Closing Date has occurred;
(iii)    furnishing to the Buyer (A) the audited combined balance sheet and related statements of income and cash flows, including related notes thereto, of the Food Business for each of the three years ending more than ninety (90) days prior to the Closing Date (or, after the Closing Date, more than ninety (90) days prior to the date of completion of any Permanent Financing); (B) the unaudited interim combined balance sheet and the related statements of income and cash flows, including related notes thereto, of the Food Business for (i) the interim period ended June 30, 2017 and (ii) any interim period or periods after June 30, 2017 ending more than forty-five days prior to the Closing Date (or, after the Closing Date, more than forty-five days prior to the date of completion of any Permanent Financing), together with the comparative unaudited financial statements for the corresponding period in the prior year, which financial statements shall have been reviewed by the Companies’ independent auditors in accordance with PCAOB AS 4105 (Interim Financial Information) (it being understood and agreed that the financial statements in clauses (A) and (B) of this Section 5.16(a)(iii) shall comply as to form in all material respects with GAAP and the accounting requirements of the Securities Act and the rules and regulations promulgated thereunder applicable to a registration statement on Form S-3 filed with the SEC); (C) all other financial statements, financial data and other financial or operating information regarding the Food Business, in each case covering the periods specified in clauses (A) and (B) above, that are required by the Securities Act for a registered public offering of securities by Buyer for inclusion in a registration statement, prospectus or prospectus supplement with respect to such securities of Buyer; and (D) information regarding the Food Business reasonably necessary to assist Buyer in preparing pro forma financial statements required by SEC Regulation S-X (which shall include unaudited combined statements of income of the Food Business for the three months ended December 31, 2016 to the extent such period is required to prepare such pro forma financial statements) (the financial statements and other information in clauses (A) through (D), collectively, the “Required Permanent Financing Information”);
(iv)    cooperating with Buyer in the preparation of customary pro forma financial statements to be included in Syndication and Offering Materials, including providing access to audit work papers and assistance from key personnel; provided that neither the Seller nor the Companies shall be responsible for the preparation of such pro forma financial statements or any related pro forma adjustments;
(v)    requiring the Companies’ independent registered accounting firm to (A) provide customary consents to the inclusion of their audit reports and review reports with respect to the financial statements furnished pursuant to Section 5.16(a)(iii) in any Form 8-K, marketing materials or registration statements of Buyer filed with the SEC, (B) provide customary comfort letters (including customary “tick and tie” and “negative assurance” comfort) in connection with any capital markets transaction comprising a part of the Permanent Financing to the applicable underwriters, initial purchasers or placement agents thereof in each case, in each case, on customary terms and consistent with the customary practice of such independent registered accounting firm, including by executing and delivering any customary representation letters to the independent registered accounting firm in connection therewith and (C) cooperate with the Permanent Financing consistent with their customary practice, including by participating in reasonable and customary due diligence activities of Buyer and the Financing Sources (including by participating in a reasonable number of accounting due diligence sessions at times and locations reasonably acceptable to the Companies);
(vi)    consenting to the use of each of the Companies’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage any of the Companies; and
(vii)    cooperating reasonably with reasonable and customary due diligence efforts of the Financing Sources, including by (A) following reasonable prior notice to the Sellers and the Companies, participating in a reasonable number of due diligence sessions with Buyer and the Financing Sources and (B) providing to Buyer promptly, and in any event at least three (3) Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities with respect to the Bridge Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that is required under paragraph 4 of Exhibit B of the Commitment Letter.
(b)    The Sellers and the Companies will notify Buyer of any material error, mistake or omission in the Required Permanent Financing Information or the other information provided pursuant to this Section 5.16, or if the Required Permanent Financing Information is not Compliant, in each case to the extent it or they become aware of such error, mistake, omission or failure for the Required Permanent Financing Information to be Compliant, and if requested by Buyer, will use reasonable best efforts to promptly correct such error, mistake or omission, or make such Required Permanent Financing Information Compliant. Notwithstanding anything to the contrary in this Agreement, neither the Seller nor any of the Companies shall be required to take any action pursuant to this Section 5.16 that:
(i)    would unreasonably interfere with the ongoing business or operations of the Sellers, the Companies or any of their respective Affiliates;
(ii)    would require the Sellers, any of the Companies or any Persons who are officers or directors of the foregoing to pass resolutions or consents to approve or authorize the execution of the Financing;
(iii)    would cause any representation or warranty in this Agreement to be breached by the Sellers or the Companies;
(iv)    would require the Sellers, any of the Companies or any of their respective Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing or have any obligation of any of the Companies under any agreement be effective until the Closing Date;
(v)    could reasonably be expected to cause the Sellers, any of the Companies or any of their respective Affiliates or any director, officer or employee or stockholder of the foregoing to incur any personal liability;
(vi)    could reasonably be expected to conflict with the organizational documents of the Sellers, the Companies or any Applicable Law;
(vii)    would require the Sellers, the Companies or any of their respective Affiliates to prepare any projections; or
(viii)    would require the Sellers, the Companies or any of their respective Affiliates to cause to be delivered any opinion of counsel in connection with the Financing.
(c)    Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done all things necessary, proper or advisable to arrange and obtain the Bridge Financing on the terms and conditions described in the Commitment Letter, in each case to the extent obtaining the Bridge Financing is necessary for Buyer to consummate the Financing Purposes, including using reasonable best efforts to, (i) at or prior to Closing, satisfy, or cause to be satisfied, or obtain a waiver of, all conditions to funding applicable to Buyer in the Commitment Letter that are within its control, (ii) at or prior to Closing, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter (the “Debt Documents”) or on other terms that are no less favorable to Buyer than those contained in the Commitment Letter (including any “flex” provisions contemplated by the related fee letter), (iii) comply with its obligations under the Commitment Letter to the extent the failure to comply with such obligations would adversely impact the timing of the Closing or the availability at Closing of sufficient aggregate proceeds of the Bridge Financing to consummate the Financing Purposes, and (iv) if the conditions to the Bridge Financing have been satisfied, consummate the Bridge Financing at or prior to (or substantially contemporaneously with) Closing. Buyer shall give the Sellers prompt written notice (A) if and when Buyer becomes aware of any actual or potential breach, default, termination or repudiation by any party to the Commitment Letter or other Debt Document, as applicable, to the extent such breach, default, termination or repudiation could reasonably be expected to prevent or materially delay the Closing or otherwise result in sufficient proceeds of the Bridge Financing to consummate the Financing Purposes not being available at the Closing, (B) if and when Buyer becomes aware that all or any portion of the Bridge Financing contemplated by the Commitment Letter will not be available and all or such portion of the Bridge Financing is necessary to consummate the Financing Purposes, (C) promptly following (and in any event within 3 Business Days following) the receipt of any written notice or other written communication, in each case, from a Financing Source, alleging any material dispute or disagreement between or among Buyer, on the one hand, and any Financing Sources, on the other hand (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or Debt Documents), with respect to the obligation to fund the Bridge Financing or the amount of the Bridge Financing to be funded at Closing, in each case to the extent such dispute or disagreement could reasonably be expected to prevent or materially delay the Closing or otherwise result in sufficient proceeds of the Bridge Financing necessary to consummate the Financing Purposes not being available at the Closing. Without limiting the foregoing, Buyer shall keep the Sellers reasonably informed on a reasonably current basis in reasonable detail of the material developments concerning the status of its efforts to arrange the Bridge Financing and provide to the Sellers, upon their reasonable request, copies of executed copies of the material definitive documents related to the Bridge Financing, if any (subject to any limitation on disclosure or any confidentiality provision set forth therein). If any portion of the Bridge Financing becomes or could reasonably be expected to become unavailable on the terms and conditions contemplated in the Commitment Letter (including any “flex” provisions related thereto) and such portion is necessary to consummate the Financing Purposes, Buyer shall use reasonable best efforts to arrange to obtain in replacement thereof alternative financing, including from alternative sources in an amount sufficient, when added to the portion of the Bridge Financing that is available and any cash of Buyer and its Subsidiaries on hand at the Closing Date, to consummate the Financing Purposes (“Alternative Financing”) as promptly as practicable following the occurrence of such event; provided that Buyer shall not be obligated to seek or obtain Alternative Financing on terms and conditions materially less favorable to Buyer in the aggregate than the Bridge Financing contemplated by the Commitment Letter. The provisions of this Section 5.16 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the Bridge Financing shall be deemed to include such Alternative Financing and all references to the Commitment Letter or other Debt Document shall include the applicable documents for the Alternative Financing. Buyer shall not permit, without the prior written consent of the Sellers, any material amendment or modification to be made to, or any termination, rescission or withdrawal by Buyer of, or any material waiver by Buyer of any provision or remedy under, the Commitment Letter that could reasonably be expected to (x) reduce the aggregate amount of the Bridge Financing under the Commitment Letter to an aggregate amount less than the amount necessary for the representation in Section 4.05(d) to be true on the Closing Date (including by changing the amount of fees to be paid or original issue discount thereof (except as set forth in any “flex” provisions contemplated by the fee letter included in the Commitment Letter)), or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition to the receipt of any portion of the Bridge Financing, in each case in a manner that would (I) materially delay or prevent the Closing, (II) make the funding of any portion of the Bridge Financing necessary to consummate the Financing Purposes (or satisfaction of any condition to obtaining any portion of the Bridge Financing) less likely to occur, it being understood and agreed that, in any event, Buyer may amend the Commitment Letter to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Commitment Letter as of the date of this Agreement and consent to the assignment after the date of this Agreement of lending commitments under the Commitment Letter to other lenders, or otherwise result in sufficient proceeds of the Bridge Financing necessary to consummate the Financing Purposes not being available at the Closing or (III) adversely impact the ability of the Buyer to enforce its rights against any other party to any Debt Document. Notwithstanding anything to the contrary in this Agreement, compliance with this Section 5.16 shall not relieve Buyer of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Financing or Alternative Financing is available.
(d)    Buyer shall indemnify and hold harmless the Sellers, each of the Companies and their respective Affiliates and each of their respective directors, officers or employees or stockholders from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments and penalties suffered or incurred in connection with any action taken, or cooperation provided, by such Person or any of its representatives pursuant to this Section 5.16 or the provision of information utilized in connection therewith, in each case to the extent taken or provided at the request of Buyer or pursuant to this Section 5.16 (other than arising from the gross negligence, willful misconduct or Actual Fraud on the part of the Sellers or any Company). Buyer shall promptly upon request by the Sellers, reimburse the Sellers for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Sellers, any of the Companies or their respective Affiliates in connection with the Financing or Alternative Financing, including the cooperation of the Sellers, the Companies and their respective Affiliates contemplated by this Section 5.16.
(e)    So long as (a) the Companies’ auditors have not withdrawn any audit opinion, other report or any of the financial statements contained in the Required Bridge Information and (b) the Companies and their auditors have not determined to undertake a restatement of any of the financial statements included in the Required Bridge Information (the occurrence of (a) or (b), a “Withdrawal Event”), the Buyer hereby acknowledges and agrees that it has received the Required Bridge Information from the Sellers on or prior to the date hereof. In the event that a Withdrawal Event occurs, the Sellers shall provide the Buyer the Required Bridge Information promptly following the Withdrawal Event and prior to the Closing in the same manner as the Required Bridge Information subject to such Withdrawal Event was originally provided.
(f)    Notwithstanding anything to the contrary in this Agreement, (A) neither the receipt of the Required Permanent Financing Information nor assistance required under this Section 5.16 (in each case other than non-compliance or non-performance under the second sentence of Section 5.16(e)) is a condition to Buyer’s obligation to effect the Closing and non-compliance or non-performance by the Sellers or breach by the Sellers of their respective obligations under this Section 5.16 (in each case other than non-compliance or non-performance under the second sentence of Section 5.16(e)) shall not constitute a breach of the condition set forth in Section 8.01(b)(ii) as it relates to the Sellers; provided that the Sellers’ respective obligations under this Section 5.16 shall survive the Closing until such time as the Permanent Financing is completed and (B) it is understood and agreed that the condition set forth in Section 8.01(c)(ii), as it applies to Buyer’s obligations under Section 5.16(c) and this Section 5.16(f) shall be deemed satisfied to the extent the representation in Section 4.05(d) is true and correct at the Closing and (C) Buyer acknowledges and agrees that in the event that the conditions set forth in Article 8 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Buyer shall be obliged to, and shall (x) to the extent necessary to consummate the Financing Purposes, consummate the Bridge Financing, the Permanent Financing or any Alternative Financing (or any combination of the foregoing) and draw down the proceeds thereof in order to allow the Buyer to consummate the Closing in accordance with Section 2.03, and shall take, or cause to be take, any and all actions necessary or desirable to cause the same to occurs, and (y) consummate the Closing in accordance with Section 2.03.
Section 5.17.    Confidentiality.
(a)    The confidentiality provisions of the Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    From and after the Closing for a period of five (5) years, the Sellers shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to the Companies and the Business; provided, however, that each Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by such Seller (with the advice of counsel) to be required or requested by any Applicable Law or Order, including applicable rules of any securities exchange. In the event that a Seller or any of its Affiliates or Representatives are required by any applicable Law or Order to disclose any such non-public information, such Seller shall, (i) to the extent permissible by such Applicable Law or Order, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that such Seller determines (with the advice of counsel) is required or requested by such Applicable Law or Order to be disclosed and (iii) use commercially reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request and sole expense, reasonably cooperating with Buyer to request an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by a Seller or its Affiliates or Representatives in breach of this Section 5.17(b) or (B) becomes available to a Seller or its Affiliates or Representatives after the Closing from a source other than Buyer or its Affiliates or Representatives if the source of such information is not known by such Seller or its Affiliates or such Representative to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or its Affiliates with respect to such information.
Section 5.18.    Pre-Closing Restructuring; Tiger’s Milk Contribution. Prior to the Closing, Sellers shall effect the Pre-Closing Restructuring in accordance with the Pre-Closing Restructuring Plan and the Tiger’s Milk Contribution in accordance with the Contribution Agreement.
Section 5.19.    Resignations. The Sellers shall use reasonable best efforts to deliver to Buyer at or prior to the Closing written resignation letters, or evidence of removal or termination, effective as of the Closing Date, of each of the officers and directors of the Companies, requested by Buyer in writing at least ten (10) Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the board of director (or equivalent governing body) or as officer.
Section 5.20.    Name Change. As soon as reasonably practicable after the Closing Date, but no later than one hundred eighty (180) days thereafter, the Sellers shall, and shall cause their applicable Affiliates to, (a) take action to change the corporate and business name and d/b/a of French’s Seller and of any Affiliate of the Sellers whose corporate or business name or d/b/a is or contains the name “FRENCH’S,” “FRANK’S RED HOT”, “CATTLEMEN’S”, “TIGER’S MILK” or the other brands set forth on Section 1.01(a)(i) of the Sellers Disclosure Schedule to a name that does not include the name “FRENCH’S,” “FRANK’S RED HOT”, “CATTLEMEN’S, “TIGER’S MILK” or the other brands set forth on Section 1.01(a)(i) of the Sellers Disclosure Schedule and is not confusingly similar thereto or dilutive thereof or a variation or derivation thereof and (b) take all actions necessary and appropriate to (i) change its and their corporate and business name with the appropriate Governmental Authorities, including effecting the amendment of any by-laws, corporate formation agreements or similar documents, (ii) to the extent applicable, de-register such name, including making all filings with appropriate Governmental Authorities, necessary to effect such changes and (iii) to the extent applicable, amend the necessary agreements and make the necessary governmental filings to adopt and register a new name.
Section 5.21.    Conveyance of French’s UK.
(a)    Subject to the terms and conditions of this Agreement, the Sellers shall, and shall cause its respective Affiliates to, use reasonable best efforts to execute and deliver, prior to the Closing such duly executed resolutions, stock transfer forms, powers of attorney, waivers, consents or other documents as are required to enable Buyer to become the registered holder of the French’s UK Shares.
(b)    In no event shall Buyer be entitled to assert that a breach of this Section 5.21 shall have given rise to a failure of the condition set forth in Section 8.01(b)(ii).
ARTICLE 6
EMPLOYEE MATTERS
Section 6.01.    Treatment of Business Employees. Each Company Employee shall continue employment with the Company immediately following the Closing. On or prior to the Closing Date, the employment of each Business Employee who is Employed by Parent or a Retained Subsidiary shall be transferred in a manner that complies with all Applicable Laws to a Company; provided that, if French’s Seller reasonably determines in good faith that the employment of any such Business Employee cannot be transferred to one of the Companies on or prior to the Closing Date because of restrictions imposed by Applicable Law (each such employee, a “Non-Company Business Employee”), %3. Buyer shall (or shall cause one of its Affiliates to) make an offer of employment to such Non-Company Business Employee on terms consistent with this Article 6, %3. French’s Seller and Buyer shall cooperate to cause such Non-Company Business Employee to become Employed by Buyer or one of its Affiliates on, or as soon as reasonably practicable following, the Closing Date and %3. from and after such Non-Company Business Employee’s commencement of employment with Buyer and its Affiliates, such Non-Company Business Employee shall be considered a Transferred Employee for all purposes under this Agreement. The Company Employees and any Business Employees and Non-Company Business Employees described above in this Section 6.01 are referred to collectively herein as “Transferred Employees”.
Section 6.02.     Maintenance of Compensation and Benefits. During the period commencing on the Applicable Transfer Date and ending on the second anniversary of the Closing Date (or such shorter period of employment, as the case may be), Buyer shall (or shall cause its Affiliates to) provide each Transferred Employee %3. an annual base salary and short-term and long-term incentive compensation opportunities that in each case are at least equal in terms of amount to the annual base salary and incentive compensation opportunities provided to such Transferred Employee as of immediately prior to the Closing Date (which long-term incentives may be provided in cash, equity or a combination thereof for the applicable period following the Closing), %3. employee benefits (excluding any equity or equity-based incentive compensation, as incentive compensation is included in (a) above) that are no less favorable in the aggregate to such benefits provided to such Transferred Employee immediately prior to the Closing Date; provided that the severance protections and entitlements set forth on Section 6.02(b) of the Sellers Disclosure Schedules will continue to be provided until the second anniversary of the Closing Date; provided further that nothing herein shall prevent Buyer, in its exclusive discretion, to determine or otherwise change or modify, at any time, the compensation, benefits and terms of employment of any unionized Transferred Employees consistent with its obligations, if any, under the applicable collective bargaining agreement and Applicable Law. Except to the extent required by Applicable Law or the terms and conditions of the Transition Services Agreement, effective as of Closing, each Company Employee and Transferred Employee shall cease all active participation in, and accrual of benefits under, any Parent Benefit Plan other than Company Benefit Plans.
Section 6.03.    Service Credit. Buyer shall (or shall cause its Affiliates to) grant each Transferred Employee full credit for all prior service with Parent, any of the Sellers, a Retained Subsidiary, any Company or any of their respective Affiliates or predecessors of any such entity for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting, early retirement eligibility and, benefit plan accruals, under each employee benefit plan sponsored or maintained by Buyer or any of its Affiliates and Applicable Law and Company benefits that replace forfeited statutory benefits, including, to the extent required thereunder, benefits provided under the New Jersey Family Leave Act, to the same extent such service would be recognized by any of the Sellers or its applicable Affiliate (including the Companies) under any similar employee benefit plan immediately prior to the Closing; provided, however, that such credit shall not (i) result in a duplication of benefits, (ii) apply for purposes of benefit accruals under any defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Buyer and its subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation.
Section 6.04.    Welfare Plans. Except as set forth in Section 6.14 hereof, as of the Applicable Transfer Date, each Transferred Employee shall cease participation in the health and welfare benefit plans of Parent and the Retained Subsidiaries (each, a “Parent Welfare Plan”) and commence or continue participation in the health and welfare benefit plans maintained by Buyer and its Affiliates (which, for the avoidance of doubt, after the Closing shall include any Company Benefit Plans). Except as set forth in Section 6.14, French’s Seller and the Retained Subsidiaries shall be responsible for providing benefits in respect of claims incurred under a Parent Welfare Plan for Transferred Employees and their beneficiaries and dependents prior to the Applicable Transfer Date. Except as set forth in Section 6.14 hereof, benefits in respect of all welfare plan claims incurred by Transferred Employees on or after the Applicable Transfer Date shall be provided by Buyer and its Affiliates. For purposes of this Section 6.04 the following claims shall be deemed to be incurred as follows: %3. life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and %3. health or medical, dental, vision care and/or prescription drug benefits, upon provision of the applicable services, materials or supplies; provided that for the avoidance of doubt, a continuous hospital stay shall be deemed to have been incurred on the date on which such hospital stay commenced.
Section 6.05.    Pre-Existing Conditions and Co-Payments. Buyer shall (or shall cause its Affiliates to):
(a)    waive all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees (and their eligible dependents) under any health and welfare plans in which the Transferred Employees are eligible to participate on or after the Applicable Transfer Date to the extent that such limitations were waived or met under the applicable Parent Welfare Plan or health and welfare Company Benefit Plans; and
(b)    provide each Transferred Employee with credit, in the plan year in which such Transferred Employees are transitioned onto the benefit plans of Buyer and its Affiliates, for the dollar amount of all co-payments, deductibles and similar expenses incurred by such Transferred Employee prior to the Applicable Transfer Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Transferred Employees are eligible to participate on or after the Applicable Transfer Date to the extent such expenses would have been credited to such Transferred Employee prior to the Applicable Transfer Date;
(c)    provided that, in each case of clause (a) and clause (b) above, such waiver or credit shall only be to the extent that would not result in a duplication of benefits.
Section 6.06.    Flexible Spending Accounts. Except as set forth in Section 6.14hereof, as of the Applicable Transfer Date, the account balances of the Transferred Employees under the medical and dependent care account plans of Parent and the Retained Subsidiaries (each, a “Parent FSA Plan”) shall be transferred to a flexible spending account plan qualified under Section 125 of the Code established or designated by Buyer, and Buyer shall be responsible for the obligations of the Parent FSA Plan to provide benefits to the Transferred Employees with respect to such transferred account balances on or after the Applicable Transfer Date. Each Transferred Employee shall be permitted to continue to have payroll deductions made as most recently elected by such Transferred Employee under the Parent FSA Plan.
Section 6.07.    WARN Act. Buyer shall be solely responsible for and assume all liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar Applicable Law arising as a result of the transactions contemplated by the Transaction Agreements. Buyer hereby indemnifies the Sellers and their Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Sellers or any of their Affiliates with respect to WARN or any similar Applicable Law arising as a result of the transactions contemplated by the Transaction Agreements. Prior to the Closing, the Sellers shall provide Buyer a schedule which shall, as of the Closing Date, set forth a list of each Business Employee Employed by a Company whose employment has been terminated involuntarily within the prior 90 day period, together with such former employee’s work location.
Section 6.08.    U.S. Defined Contribution Plans. With respect to each Transferred Employee who, as of immediately prior to the Applicable Transfer Date, participates in a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is sponsored by Parent or a Retained Subsidiary (a “Parent DC Plan”), Buyer shall (or cause one of its Affiliates to), effective as of the Applicable Transfer Date, cover such Transferred Employee under a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is sponsored by Buyer or one of its Affiliates (a “Buyer DC Plan”). No assets or liabilities of any Parent DC Plan shall be transferred to any Buyer DC Plan, other than in connection with a rollover of a Transferred Employee’s account balance under a Parent DC Plan. Following the Closing Date and to the extent permitted under the terms of Buyer DC Plan, Buyer shall permit the Transferred Employees to roll over into a Buyer DC Plan the cash portion of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code), including any loan and any promissory note applicable to a loan to a Transferred Employee from a Parent DC Plan, but excluding, for the avoidance of doubt, any portion of such distribution attributable to a Roth contribution. Effective as of the Closing, Sellers shall take any action necessary to ensure that the accounts of each Transferred Employee in a Parent DC Plan shall be fully vested and nonforfeitable.
Section 6.09.    Labor Agreements. With respect to each collective bargaining or other labor agreement to which a Company is a party as of immediately prior to the Closing Date, Buyer shall, and shall cause such Company to, comply with the terms of such agreement at all times following the Closing Date, subject to any changes to such agreement as may be agreed upon between Buyer or such Company and the union or other labor organization that is party thereto.
Section 6.10.    Accrued Vacation and Sick Leave. Buyer shall (or shall cause its Affiliates to) recognize and assume the liability with respect to accrued but unused vacation time and sick leave for all Transferred Employees; provided that in any jurisdiction where the parties reasonably agree that payment of the value of accrued but unused vacation time to Transferred Employees is required by Applicable Law as of the Applicable Transfer Date %3. French’s Seller will pay, or cause to be paid, all accrued but unused vacation time to such Transferred Employees as soon as reasonably practicable after the Applicable Transfer Date, and %3. Buyer shall promptly, but in no event more than 15 days after being notified by French’s Seller, reimburse French’s Seller in respect of any such payment.
Section 6.11.    Workers Compensation. Buyer shall be responsible for providing benefits in respect of all claims for workers compensation benefits and shall assume any related liabilities, in each case with respect to Transferred Employees and former employees who had rendered services primarily associated with the Business; provided, however, that if Applicable Law does not permit Buyer or its Affiliates to provide such benefits with respect to injuries or illnesses that arose prior to the Applicable Transfer Date, French’s Seller shall be responsible for providing, or causing to be provided, such benefits and Buyer shall promptly, but in no event more than 15 days after being notified by French’s Seller, reimburse French’s Seller in respect of any such benefits. Notwithstanding the foregoing, the Transferred Employees shall continue to be covered under the workers compensation policies of the Sellers to the extent provided for in the TSA.
Section 6.12.    Treatment of Non-U.S. Transferred Employees. In addition to the other applicable terms and conditions of this Article 6, Buyer and its Affiliates shall comply with any additional obligations or standards arising under Applicable Laws governing the terms and conditions of the employment or severance of employment of any Transferred Employee located outside of the U.S. Buyer and its Affiliates shall comply with all data privacy laws applicable to the Transferred Employees and any information provided by French’s Seller to Buyer with respect to Business Employees, and hereby indemnifies the Sellers and their Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Sellers or any of their Affiliates with respect to any noncompliance.
Section 6.13.    Bonus Plans. The Companies shall be permitted to determine, in consultation with Buyer, the amounts earned under the Annual Performance Plan and other bonus plans that cover Business Employees (the “Bonus Plans”) in respect of the 2017 fiscal year based on achievement of performance metrics at the greater of actual or target performance (such amounts, the “2017 Bonuses”). 2017 Bonuses shall be paid in the ordinary course of business at such time that annual bonuses have historically been paid out by the Companies (the “2017 Bonus Payment Date”). To the extent that the Closing Date occurs on or before the 2017 Bonus Payment Date, the Companies shall pay the 2017 Bonuses on (or promptly following) the 2017 Bonus Payment Date and %3. without limiting any other provision of any Company Benefit Plan, if (%4) a Transferred Employee’s employment is involuntarily terminated without cause prior to the 2017 Bonus Payment Date or (%4) a Transferred Employee’s employment terminates for any reason after December 31, 2017 but before the 2017 Bonus Payment Date, then, such employee shall be entitled to receive payment of his or her 2017 Bonus as of the 2017 Bonus Payment Date; provided that such 2017 Bonus will be determined based on the full 2017 fiscal year performance notwithstanding any such earlier termination of employment; and provided further that in either case any such payment shall not be made if duplicative of any other similar right to payment of the 2017 Bonus or a pro-rata portion thereof under any other Company Benefit Plan. If the Closing Date occurs on or after January 1, 2018, upon notice to, consultation with Buyer, the Companies shall be permitted to establish annual bonus opportunities for Business Employees for the 2018 fiscal year under the Bonus Plans, in the ordinary course of business consistent with business strategy objectives and past practice.
Section 6.14.    Exception to Cessation of Participation in Benefits. Notwithstanding anything to the contrary herein, Transferred Employees and Company Employees shall continue to participate in and accrue benefits under any Parent Benefit Plan to the extent provided under the Transition Services Agreement or any Parent Benefit Plan.
Section 6.15.    Consultation and Notification Requirements. Following the date hereof and prior to the Closing Date, the parties shall cooperate to take all actions as are reasonably required to satisfy all applicable notification, consultation and other similar obligations to or in respect of any labor union, labor organization or works council representing any Business Employee and required to be completed prior to the Closing Date.
Section 6.16.    Parent Benefit Plans. For the avoidance of doubt, from and after the Closing, Parent and the Sellers shall be solely responsible for and assume all liabilities arising out of or in respect of the Parent Benefit Plans and all other Employee Benefit Plans sponsored, maintained or contributed to by Parent or any of its Affiliates other than the Company Benefit Plans.
Section 6.17.    Employee Communications. The Sellers shall provide Buyer with a reasonable opportunity to review and comment on any communications intended for distribution to any of its current or former employees that relate to Buyer or this Agreement and the transactions contemplated hereby.
Section 6.18.    No Third Party Beneficiaries. Nothing in this Article 6, express or implied, %3. is intended to or shall confer upon any Person (including any Business Employee) other than the parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, %3. shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or %3. shall create any obligation on the part of any Seller, Buyer or any of their respective Affiliates to employ any Business Employee for any period following the Closing Date.
ARTICLE 7
TAX MATTERS
Section 7.01.    Tax Covenants.
(a)    Buyer covenants that, without the prior written consent of the Sellers (such consent not to be unreasonably withheld, delayed or conditioned), it will not cause or permit any Company or any Affiliate of Buyer (1) to take any action on the Closing Date other than in the ordinary course of business, including the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability or reduce any Tax Asset of any Seller or Seller Group or give rise to any loss of any Seller or any Seller Group under this Agreement, (1) to make or change any Tax election (including any election or deemed election under Section 338 of the Code or any comparable provision under Applicable Law) relating to or affecting any Pre-Closing Tax Period of any Company or any member of any Seller Group or (1) to amend any Company’s Tax Returns for a Pre-Closing Tax Period (or portion thereof), initiate any voluntary disclosure with respect to Taxes of any Company for a Pre-Closing Tax Period or agree to extend or waive the statute of limitations of any Pre-Closing Tax Period of any Company. For the avoidance of doubt, Seller’s consent shall not be required in order for any election or deemed election under Section 338 of the Code to be made in respect of French’s UK or French’s Canada. At the request of Buyer, French’s Seller shall cause French’s Canada to make an election pursuant to subsection 256(9) of the ITA in respect of the taxation year of French’s Canada ending on the acquisition of control of French’s Canada by Buyer.
(b)
(i)    The Sellers shall, or shall cause their Affiliates to, in a manner consistent with its past practices, prepare or cause to be prepared and file or cause to be filed (1) all Tax Returns in respect of the Companies that do not include any Post-Closing Tax Period and (1) all Tax Returns that relate to Combined Taxes and, except as otherwise provided below, timely pay Taxes shown as due and payable on any such Tax Return (each a “Seller Prepared Tax Return”). If Buyer (or, after the Closing, any Affiliate of Buyer, including any Company) is required by Applicable Laws to file any of the Tax Returns described in clause (A) of the foregoing sentence, (I) Seller shall deliver such Tax Returns to Buyer for its review and comment at least thirty (30) Business Days prior to the applicable filing deadline (taking into account any extensions thereof), and Sellers (or, as applicable) their Affiliates shall in good faith (x) consider Buyer’s reasonable comments and (y) cooperate with Buyer to resolve any disagreements with respect to such Tax Returns prior to the required due date for filing such Tax Returns and (II) subject to Buyer’s consent (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall file or cause to be filed the final version of any such Tax Returns. With respect to any Tax Return prepared by the Sellers that Buyer is required to file or cause to be filed under this paragraph (i), no later than five (5) Business Days prior to the due date for filing each such Tax Return, the Sellers shall, or shall cause their Affiliates to, pay to Buyer in cash (or, at Buyer’s request, to the applicable Taxing Authority if permitted by Applicable Law) an amount equal to the Sellers Indemnified Taxes shown as due and payable with respect to such Tax Return, except to the extent such Taxes have already been included in the calculation of Closing Net Working Capital or have been otherwise paid by the Sellers to Buyer under Section 7.04.
(ii)    Except as set forth in Section 7.01(b)(i), Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns in respect of the Companies. Buyer shall prepare or cause to be prepared all such Tax Returns that relate to a Straddle Period (“Straddle Period Returns”) in a manner consistent with the past practices of the Sellers, their Affiliates and the Companies unless a different treatment of any item is required by Applicable Law. Buyer shall deliver to the Sellers (A) a draft of each Straddle Period Return and (B) a pro forma return for the Pre-Closing Tax Period included in such Straddle Period Return (which may be in the form of a schedule or similar set of calculations substantially to the same effect) (a “Pro Forma Pre-Closing Period Return”) for review by the Sellers and their Affiliates no later than 30 days prior to the due date for the filing of such Straddle Period Return (taking into account extensions), and Buyer shall cooperate in good faith with the Sellers or their designee to resolve any disagreements with respect to such Straddle Period Return or Pro Forma Pre-Closing Period Return prior to the required due date for filing such Straddle Period Return. No later than five (5) Business Days prior to the due date for filing each such Straddle Period Return, the Sellers shall, or shall cause one or more of their Affiliates to, pay to Buyer in cash (or, at Buyer’s request, to the applicable Taxing Authority if permitted by Applicable Law) an amount equal to the Sellers Indemnified Taxes shown as due and payable on the Pro Forma Pre-Closing Period Return with respect to such Straddle Period Return, except to the extent such Taxes have already been included in the calculation of Closing Net Working Capital or have been otherwise paid by Sellers to Buyer under Section 7.04. To the extent a Pro Forma Pre-Closing Period Return shows any refund attributable to any Taxes (including estimated Tax payments) paid prior to the Closing Date by any Company or any member of any Seller Group with respect to the Straddle Period to which such Pro Forma Pre-Closing Period Return relates, Buyer shall, or shall cause one or more of its Affiliates to, pay to Sellers in cash an amount equal to the amount of such refund.
(iii)    If the parties are unable to resolve all open issues with respect to any Straddle Period Return and/or Pro Forma Pre-Closing Period Return, such open issues shall be referred to an Auditor (as defined in Section 2.06(c)) no later than fifteen days prior to the due date for filing such Straddle Period Return and the fees and expenses of the Auditor in connection therewith shall be borne equally by Buyer, on the one hand, and the Sellers, on the other hand. If the Auditor resolves such open issues prior to the required due date for filing of such Straddle Period Return, such Straddle Period Return shall be prepared and filed, and the Pro Forma Pre-Closing Period Return adjusted, in a manner consistent with any resolution by the Auditor. If the Auditor does not resolve such open issues prior to the due date for filing of such Tax Return, then (A) such Tax Return shall be filed as prepared by Buyer, (B) for purposes of the final sentence of Section 7.01(b)(ii), the amount of Sellers Indemnified Taxes or credits or refunds with respect thereto shall be determined based on the Pro Forma Pre-Closing Period Return with respect to the Straddle Period Return as so filed and (C) upon the resolution of such open issues by the Auditor after the filing of such Straddle Period Return, if the Auditor has determined that the Straddle Period Return was filed incorrectly and/or the Pro Forma Pre-Closing Period Return prepared by Buyer was incorrect, (x) Buyer shall pay to the Sellers or an Affiliate thereof designated by the Sellers in cash an amount equal to the excess Taxes, if any, paid by the Sellers and their Affiliates with respect to the Pro Forma Pre-Closing Period Return with respect to such Straddle Period Return and (y) Buyer shall pay to the Sellers or an Affiliate thereof designated by the Sellers in cash an amount equal to the additional credit or refund, if any, to the extent attributable to any Taxes (including estimated Tax payments) paid prior to the Closing Date by any Company or any member of the Seller Group with respect to the Pro Forma Pre-Closing Period Return with respect to such Straddle Period Return in the case of each of clauses (x) and (y) based on and taking into account such determination and no later than five (5) Business Days after the Auditor has made its determination described in this sentence; provided that, in lieu of Buyer’s payment obligations set forth in this sentence and the Sellers’ payment obligations set forth in the final sentence of Section 7.01(b)(ii), with respect to any such Tax Return, if Buyer so elects the Sellers shall, or shall cause their Affiliates to, pay to Buyer in cash within five Business Days after the Auditor has made its determination described in this sentence the amount equal to the Sellers Indemnified Taxes shown as due and payable on the Pro-Forma Pre-Closing Period Return with respect to such Straddle Period Return based on and taking into account such determination. If Buyer does not file an amended Straddle Period Return that reflects such determination, the parties agree that, as between them, their respective rights and obligations under this Agreement (including indemnity obligations) with respect to such Straddle Period Return shall take into account such determination.
(iv)    The Sellers shall, or shall cause their Affiliates to, include the Companies in any Tax Return for Combined Taxes through the close of business on the Closing Date, including for Combined Taxes with respect to any United States state or local jurisdiction and the United Kingdom.
(c)    Buyer shall promptly pay or cause to be paid to the Sellers or an Affiliate thereof designated by the Sellers all refunds of Taxes (or credits attributable to estimated Tax payments) and interest thereon received by Buyer, any Affiliate of Buyer, or any Company to the extent attributable to Taxes (including estimated Tax payments) paid by the Sellers (or any predecessor or Affiliate of the Sellers) or any of the Companies with respect to any Pre-Closing Tax Period (or, in the case of estimated Tax payments, the portion of any Straddle Period that includes the relevant Pre-Closing Tax Period). If, in lieu of receiving any such refund, any Company reduces a Tax liability with respect to a Post-Closing Tax Period by offsetting such Tax liability by the amount of the refund to which it otherwise would have been entitled, Buyer shall promptly pay or cause to be paid to the Sellers or an Affiliate thereof designated by the Sellers the amount of such reduction in Tax liability, which such reduction, for the avoidance of doubt, shall take into account any interest accrued under Applicable Law in respect of such refund; provided that the Sellers shall furnish to Buyer a statement as to the amount of any interest described in this sentence which statement shall be conclusive absent manifest error. Notwithstanding the foregoing, Buyer shall have no obligation to pay to the Sellers any such refunds or amounts to the extent (i) reflected in the calculation of Closing Net Working Capital or (ii) of any amounts paid by Buyer or any of its Affiliates in respect of Taxes of any Company for a Pre-Closing Tax Period (other than amounts reflected in the calculation of Closing Net Working Capital) for which Sellers have not paid Buyer pursuant to Section 7.01(b) or Section 7.04 or do not have any remaining indemnity obligation under this Agreement. This paragraph shall not be construed to require the Sellers to make available any Tax Returns (or any other information relating to Taxes) to Buyer.
(d)
(i)    If any Seller Prepared Tax Return for a Pre-Closing Tax Period that ends on the Closing Date reflects a net operating loss or other Tax item that may be carried back to reduce U.S. federal or state or Canadian income Taxes or U.K. corporation Taxes for a prior Pre-Closing Tax Period, Buyer agrees to cooperate with Sellers in the preparation and filing of any carryback refund claim or amended Tax Return with respect thereto permitted by Applicable Law, and, to the extent received by Buyer, any Affiliate of Buyer or any Company with respect thereto, any refund of Taxes shall be paid over to Sellers as provided in, and subject to the limitations of, Section 7.01(c).
(ii)    If any Pro Forma Pre-Closing Period Return in respect of a Straddle Period Return of French’s UK or French’s Canada, if and to the extent applicable, reflects a net operating loss or other similar Tax item, then
(A)    to the extent that such net operating loss or other similar Tax item results in a reduction in the Tax liability shown as due on the Straddle Period Return to which such Pro Forma Pre-Closing Period Return relates, upon the filing of such Straddle Period Return Buyer shall pay to Sellers an amount equal to such reduction in Tax liability; and
(B)    if such Straddle Period Return reflects a net operating loss or other similar Tax item for such Straddle Period, Buyer shall cooperate with Sellers in the preparation and filing, at Sellers’ expense, of a carryback refund claim or amended return with respect thereto to the extent permitted under Applicable Law and, to the extent received by Buyer, any Affiliate of Buyer or any Company, any refund of Taxes with respect thereto shall be paid over to Sellers as provided in, and subject to the limitations of, Section 7.01(c); provided that, if the amount of such net operating loss or other similar Tax item reflected on such Straddle Period Return and so carried back exceeds the amount of the net operating loss or other similar Tax item reflected on the Pro Forma Pre-Closing Period Return with respect to such Straddle Period Return, the amount payable by Buyer pursuant to this clause (B) shall not exceed the amount of such refund of Taxes that would have been received had the net operating loss or other similar Tax item reflected on such Straddle Period Return been equal to the amount of such net operating loss or other similar Tax item reflected on the Pro Forma Pre-Closing Period Return.
(e)    All Transfer Taxes incurred in connection with transactions contemplated by this Agreement (including, for the avoidance of doubt, any real property transfer Tax and any similar Tax) shall be paid by Buyer when due, and Buyer shall, at its own expense, prepare and file all necessary Tax Returns with respect to all such Taxes. If required by Applicable Law, the Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns.
(f)    Buyer shall cause (i) all of the interests in French’s US that are purchased pursuant to this Agreement to be purchased by a single purchaser that is a domestic corporation (within the meaning of Section 7701(a) of the Code), (ii) both French’s US and such purchaser to be members of an affiliated group (as defined in Section 1504(a) of the Code) as of the close of the business on the Closing Date, and (iii) such affiliated group to file a consolidated U.S. federal income tax return for a period that includes the day immediately following the Closing Date, as a result of which Buyer and Sellers agree and intend that for U.S. federal income tax purposes the Closing Date shall constitute the end of a taxable period of French’s US.
Section 7.02.    Tax Sharing. Any and all existing Tax Sharing Agreements between any Company, on one hand, and any member of any Seller Group, on the other hand, shall be terminated as of the Closing Date. After such date none of the Companies, the Sellers or any Affiliate of the Sellers shall have any further rights or liabilities thereunder. From and after the Closing Date, this Agreement shall be the sole Tax Sharing Agreement relating to the Companies for all Pre-Closing Tax Periods.
Section 7.03.    Cooperation on Tax Matters.
(a)    Buyer and the Sellers shall, and shall cause their respective Affiliates (including, in the case of Buyer, the Companies after the Closing Date) to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Sellers agree, and agree to cause their respective Affiliates (including, in the case of Buyer, the Companies after the Closing Date) to (1) retain all books and records with respect to Tax matters pertinent to the Companies until the expiration of any applicable statute of limitations and to abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority and (1) use commercially reasonable efforts to provide the other party with at least 30 days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records. Notwithstanding the foregoing, the Sellers shall not be required to transfer to Buyer any books, records or information to the extent they relate to Combined Taxes; provided, however, that the Sellers shall provide Buyer with information requested by Buyer pursuant to this Section 7.03(a) adequate to substantiate the separate calculation of any Company’s taxable income used in determining Combined Taxes. For the avoidance of doubt, nothing in this Section 7.03(a) shall require Sellers to give their consent to any of the actions or failures to act for which Section 7.01(a) expressly requires such consent.
(b)    Buyer and the Sellers further agree, and agree to cause their respective Affiliates (including, in the case of Buyer, the Companies after the Closing Date), to, upon request, use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of any Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
Section 7.04.    Tax Indemnification.
(a)    The Sellers agree to jointly and severally indemnify and hold harmless each Buyer Tax Indemnified Party against any Sellers Indemnified Tax Loss; provided that the Sellers and their Affiliates shall have no liability for the payment of any Sellers Indemnified Tax Loss (%4) attributable to or resulting from any action described in Section 7.01(a); (%4) for which Buyer is otherwise required to indemnify the Sellers under Section 7.04(b); and (%4) to the extent that such Sellers Indemnified Tax Loss is reflected in the calculation of Closing Net Working Capital (each of (i), (ii) and (iii)), a “Sellers Indemnified Tax Loss Limitation”).
(b)    Buyer agrees to indemnify and hold harmless each Sellers Tax Indemnified Party against any Buyer Indemnified Tax Loss.
(c)    Section 9.06 and Section 9.07 shall apply to any indemnification payment made under this Section 7.04 by the party making the indemnification payment (the “Tax Indemnifying Party”) to the party receiving such payment (the “Tax Indemnified Party”), mutatis mutandis.
(d)    For purposes of this Section 7.04, in the case of any Taxes (other than Transfer Taxes) that are payable in respect of a Straddle Period, the portion of such Tax related to a Pre-Closing Tax Period shall (1) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period and (1) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, shall equal the portion of such Tax that would have been payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (ii) shall be made in a manner consistent with prior practice of the Companies.
(e)
(i)    The Tax Indemnified Party agrees to give prompt notice to the Tax Indemnifying Party of any Indemnified Tax Loss or the assertion of any claim, or the commencement of any audit, suit, action or proceeding (a “Tax Proceeding”) in respect of which indemnity may be sought hereunder (specifying with reasonable particularity the basis therefor) and will give the Tax Indemnifying Party such information with respect thereto as the Tax Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.
(ii)    The Tax Indemnifying Party may, at its own expense, (1) participate in or assume the defense of any Tax Proceeding in respect of which indemnity may be sought hereunder; provided that the parties shall jointly control the conduct of any Tax Proceeding that relates to both Pre- and Post-Closing Tax Periods, and (1) with respect to any Tax Proceeding that relates either (1) to Combined Taxes or (1) solely to one or more Pre-Closing Tax Periods, where a Seller is the Tax Indemnifying Party, or solely to Post-Closing Tax Periods, where Buyer is the Tax Indemnifying Party, assume the sole defense of such Tax Proceeding; provided that (x) the Tax Indemnifying Party shall thereafter consult with the Tax Indemnified Party upon the Tax Indemnified Party’s reasonable request for such consultation from time to time with respect to such Tax Proceeding and (y) the Tax Indemnifying Party shall not, without the Tax Indemnified Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, agree to any settlement with respect to any Tax if such settlement would adversely affect the Tax liability of the Tax Indemnified Party or any of its Affiliates.
(iii)    The Tax Indemnified Party shall have the right (but not the duty) to participate in the defense of any Tax Proceeding, other than any Tax Proceeding the Tax Indemnifying Party assumes the sole defense thereof under paragraph (ii) above, and to employ counsel, at its own expense, separate from the counsel employed by the Tax Indemnifying Party. The Tax Indemnified Party shall not settle any Tax Proceeding in respect of which indemnity may be sought hereunder without the consent of the Tax Indemnifying Party, unless the Tax Indemnifying Party elects not to assume such defense. Whether or not the Tax Indemnifying Party chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. The Tax Indemnifying Party shall not be liable under this Section 7.04 with respect to any Tax resulting from a claim or demand it was not notified of or the defense of which the Tax Indemnifying Party was not offered the opportunity to assume as provided under this Section 7.04(e) to the extent the Tax Indemnifying Party’s liability under this Section 7.04 is adversely affected as a result thereof.
(f)    Any claim of any Buyer Tax Indemnified Party under this Section 7.04 may be made and enforced by Buyer on behalf of such Buyer Tax Indemnified Party and any claim of any Sellers Tax Indemnified Party may be enforced by any Seller or any Affiliate of a Seller on behalf of such Sellers Tax Indemnified Party.
Section 7.05.    UK VAT Group and Group Tax Arrangements.
(a)    Prior to Closing, the Sellers shall as soon as reasonably practicable notify HMRC that, from the date of the Closing, French’s UK will not qualify to be treated as a member of the VAT Group, and will request that HMRC exclude French’s UK from the VAT Group from the end of the Closing Date, and shall cooperate and take all reasonable steps with the Buyer to procure that, with effect from the day immediately following the Closing Date, French’s UK shall be added to the McCormick (UK) Limited VAT Group. Promptly after notification by HMRC, the Sellers shall inform the Buyer of the date (the “Exit Date”) from which the Company shall be removed from the group registration of the VAT Group.
(b)    Within ten (10) Business Days of the end of the prescribed accounting period (as defined by section 25(1) of VATA for the VAT Group containing the Exit Date or of any prescribed accounting period ending after the Closing but before the Exit Date, Buyer shall procure that there is provided to the Sellers any information relating to French’s UK that is reasonably required by Reckitt Benckiser Corporate Services Limited (registered in England with number 4027682, whose registered office is at 103-105 Bath Road, Slough, Berkshire, SL1 3UK, UK, being the representative member of the VAT Group) in order to complete the VAT return for that period.
(c)    The Sellers shall, within ten (10) Business Days of a request by the Buyer, provide all reasonable information and assistance to the representative member of the McCormick (UK) Limited VAT Group to enable it to complete the VAT return due for the prescribed accounting period in which the Exit Date occurs.
(d)    The Sellers shall procure that any other Group Tax Arrangement to which French’s UK is party shall terminate, or shall cease to have effect with respect to French’s UK, from the end of the Closing Date. This Section 7.05(d) shall be without prejudice to (A) Section 7.05(e) and Section 7.05(f) below and (B) the rights and obligations accruing under any such agreements or arrangements prior to such termination or cessation.
(e)    For any Tax period, whether it ends before, on or after the Closing for which French’s UK is part of a Group Tax Arrangement, the Sellers shall procure that a Seller (or an Affiliate of a Seller) shall pay to French’s UK or (as appropriate) the Buyer shall procure that the Company shall pay to the appropriate Seller (or Affiliate of a Seller)
(i)    in respect of any Tax to which the Group Tax Arrangement relates the amount that is reflected in respect of the Tax in the calculation of Closing Net Working Capital or otherwise fairly attributable to French’s UK, such payment to be made on Closing or, if later, the date falling five (5) Business Days before the latest date on which that Tax is due and payable to the appropriate Taxing Authority; and
(ii)    in respect of any Relief to which the Group Tax Arrangement relates the amount that is reflected in respect of the Relief in the calculation of Closing Net Working Capital or otherwise fairly attributable to French’s UK, such payment to be made on Closing or, if later, within fifteen (15) Business Days of receipt of the relevant Relief.
(f)    Section 7.05(e) does not apply to the extent that such amount has otherwise been paid on or before Closing, or would (if paid) give rise to a claim under Section 7.04.
Section 7.06.    Purchase Price Adjustment. Any amount paid by the Sellers or Buyer under Article 7 or Article 9 shall be treated as an adjustment to the Purchase Price for income tax purposes to the extent permitted by Applicable Law.
Section 7.07.    Survival. Notwithstanding anything to the contrary in this Agreement, the covenants and agreements contained in this Article 7 shall survive for sixty (60) days following the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

ARTICLE 1
CONDITIONS TO CLOSING
Section 1.01.    Conditions to Closing. The obligations of Buyer and the Sellers to consummate the Closing are subject to the satisfaction of the following conditions:
(i)    any applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated; and
(ii)    there shall not be in force an injunction or Order of any court of competent jurisdiction, or any Applicable Law or Order enjoining, prohibiting or rendering illegal the consummation of the transactions contemplated hereby.
(b)    The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by Applicable Law):
(i)    (A) the representations and warranties of the Sellers contained in Section 3.09(b) shall be true and correct in all respects, (B) the Sellers Fundamental Warranties contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, and (C) the representations and warranties of the Sellers, other than the Sellers Fundamental Warranties and the representations and warranties of the Sellers contained in Section 3.09(b), contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;
(ii)    the covenants of the Sellers to be performed prior to the Closing shall have been performed (or any non-performance shall have been cured) in all material respects; and
(iii)    Buyer shall have received a certificate signed by an executive officer of each Seller to the effect of the foregoing clauses (i) and (ii).
(c)    The obligation of the Sellers to consummate the Closing is subject to the satisfaction of the following further Conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by Applicable Law):
(i)    (%5) the Fundamental Warranties of Buyer contained in this Agreement shall be true and correct in all material respects, as of the Closing Date, as if made at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects, at and as of such date, and (%5) the representations and warranties of Buyer, other than Fundamental Warranties, contained in this Agreement shall be true and correct as of the Closing Date, as if made at and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except any inaccuracy or omission that would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby;
(ii)    the covenants of Buyer to be performed prior to the Closing shall have been performed (or any non performance shall have been cured) in all material respects; and
(iii)    the Sellers shall have received a certificate signed by an executive officer of Buyer to the effect of the foregoing clauses (i) and (ii).
(d)    Neither the Sellers nor Buyer may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by the failure of the Sellers, on the one hand, or Buyer, on the other hand, respectively, to comply with its obligations under this Agreement.
ARTICLE 2
SURVIVAL; INDEMNIFICATION
Section 2.01.    Survival. The representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to, at or after the Closing, on the part of any party, its Affiliates, and their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives; provided that the representations and warranties contained in Sections 3.01(a) (solely the first sentence thereof), 3.02, 3.03, 3.06, 3.08, and 3.21 (the “Sellers Fundamental Warranties”), 4.01, 4.02, 4.08 and 4.09 (the “Buyer Fundamental Warranties” and together with the Sellers Fundamental Warranties, the “Fundamental Warranties”) shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof). The covenants and agreements of the parties hereto contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall survive the Closing until the first anniversary of the Closing Date, except for those covenants and agreements that by their terms are to be performed in whole or in part at or after the Closing, which covenants shall survive in accordance with their terms; provided that the covenants set forth in Section 5.07, Section 5.12 and Section 5.16 shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof). Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
Section 2.02.    Indemnification. Effective at and after the Closing, the Sellers hereby, jointly and severally, indemnify Buyer, its Affiliates (including the Companies) and its and their directors, officers and employees against, and agree to defend and hold each of them (without duplication of Damages) harmless from, any and all Damages suffered by any one of them (without duplication of Damages) arising out of any misrepresentation or breach of any Sellers Fundamental Warranty (each such misrepresentation and breach of warranty, a “Sellers Warranty Breach”) or breach of covenant or agreement made or to be performed by the Sellers or Parent pursuant to this Agreement (“Sellers Covenant Breach”, collectively the “Sellers Breaches”); provided that Damages subject to the indemnification under this Section 9.02(a) shall not include any amount that constitutes a Sellers Indemnified Tax Loss or an amount which would constitute a Sellers Indemnified Tax Loss were it not for the application of a Sellers Indemnified Tax Loss Limitation as described in Section 7.04(a).
(a)    Effective at and after the Closing, Buyer hereby indemnifies the Sellers, their Affiliates and their directors, officers and employees against, and agrees to hold each of them (without duplication of Damages) harmless from, any and all Damages suffered by any one of them (without duplication of Damages) arising out of any (1) misrepresentation or breach of any Buyer Fundamental Warranty (each such misrepresentation and breach of warranty, a “Buyer Warranty Breach”) or (1) breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement (“Buyer Covenant Breach”, collectively, the “Buyer Breaches”); provided that Damages subject to indemnification under this Section 9.02(b) shall not include any amount that constitutes a Buyer Indemnified Tax Loss.
(b)    Effective at and after the Closing, Buyer hereby indemnifies the Sellers and their Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by a Seller or any Affiliate of a Seller arising out of any and all Assumed Liabilities.
(c)    Any indemnification pursuant to this Section 9.02 shall be subject to the procedures and limitations set forth in Sections 9.03, 9.04, 9.05, 9.06 and 9.07.
Section 2.03.    Limitations of Liabilities.
(a)    With respect to indemnification by the Sellers for (i) Sellers Warranty Breaches pursuant to Section 9.02(a)(i), the aggregate liability of the Sellers shall not exceed the Purchase Price and (ii) Sellers Covenant Breaches pursuant to Section 9.02(a)(ii) and Sellers Indemnified Tax Losses pursuant to Section 7.04(a), the aggregate liability of the Sellers shall not exceed the sum of (A) 25% of the Purchase Price and (B) $20,000,000.
(b)    With respect to indemnification by Buyer for Buyer Warranty Breaches pursuant to Section 9.02(b)(i), the aggregate liability of Buyer shall not exceed the Purchase Price and (ii) Buyer Covenant Breaches pursuant to Section 9.02(b)(ii) and Buyer Indemnified Tax Losses pursuant to Section 7.04(b), the aggregate liability of Buyer shall not exceed 25% of the Purchase Price.
Section 2.04.    Third Party Claim Procedures. The party seeking indemnification under Section 9.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim, the basis for indemnification and the amount of all related Damages (taking into account the information then available to the Indemnified Party, including any limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.
(a)        The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 9.04, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, however, that the Indemnifying Party shall not be entitled to control and appoint lead counsel for such defense of any Third Party Claim in the event that (i) such Third Party Claim seeks injunctive or other equitable relief against the Indemnified Party, any of its Affiliates or any of their Representatives, (ii) such Third Party Claim relates to or arises in connection with any criminal Legal Proceedings and (iii) such Third Party Claim has been brought by or behalf of any other customer, employee, supplier, vendor, service provider or distributor of Buyer or any of its Affiliates, including the Companies or any Governmental Authority.
(b)    If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.04, (1) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party, its Affiliates and its and their respective directors, officers and employees from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party, any of its Affiliates or its and their respective directors, officers and employees and (1) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.
(c)    The Indemnified Party shall not admit liability in respect of any Third Party Claim, nor enter into any settlement of such Third Party Claim, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).
(d)    Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
Section 2.05.    Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 9.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim, the basis for indemnification and the amount of all related Damages (taking into account the information then available to the Indemnified Party, including any limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. Following such notice, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within thirty (30) days after delivery of the notice described in this Section 9.05, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.11.
Section 2.06.    Calculation of Damages. The amount of any Damages payable under Section 9.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible therefor (net of any expenses incurred by the Indemnified Party in obtaining such recovery, including any Recovery Costs) and reduction in Taxes actually realized by the person that incurred the Damages, as a result of the Tax items arising from the incurrence or payment of any such Damages, such reduction to be determined on a “with and without basis.” If such reduction in Taxes is realized or the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, in either case, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to, as applicable, the amount of such reduction in Taxes or the amount received by the Indemnified Party (net of any expenses incurred by the Indemnified Party in collecting such amount, including any Recovery Costs).
(a)    The Indemnifying Party shall not be liable under Section 9.02 (1) for any Damages relating to any matter to the extent that such matter has been taken into account in connection with the Purchase Price adjustment under Section 2.06 or (1) if there is included in the Financial Statements a specific liability or reserve relating to such matter.
(b)    Each Indemnified Party shall, and shall cause its respective Affiliates to, use reasonable efforts to mitigate any Damages for which such Indemnified Party seeks indemnification under this Agreement; provided that neither the Indemnified Party nor any of their respective Affiliates or Subsidiaries shall be required to incur any out-of-pocket expenses to third parties, commence any Legal Proceeding or offer or grant any accommodation (financial or otherwise) to any third party to mitigate.
(c)    Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 9.02.
Section 2.07.    Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.
Section 2.08.    No Right to Set-Off.
(a)    Each of Buyer on the one hand, and the Sellers, on the other hand, on its own behalf and on behalf of its Affiliates (including after Closing, the Companies), hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment or similar rights that such party and its Affiliates has or may have with respect to the payment of the Purchase Price or any other payments to be made by such party, as applicable, pursuant to this Agreement or any other Transaction Agreement.
(b)    In this connection, each party hereto hereby agrees, on behalf of itself and all of its Affiliates, that in no event shall any Indemnified Party be entitled to indemnification hereunder in respect of any claim, item or other matter unless and until such claim, item or other matter has been Finally Determined; provided, however, that in the case of an assessment of Tax by a Taxing Authority against French’s Canada for any Pre-Closing Tax Period, the Sellers shall upon notice by a Buyer Tax Indemnified Party pay to the Buyer Tax Indemnified Party the amount of Tax then due and owing under the ITA (or under the corresponding provision of provincial or territorial legislation), notwithstanding the fact that the Sellers Indemnified Tax Loss has not been Finally Determined.
Section 2.09.    Release.
(a)    Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations of parties under this Agreement and the other Transaction Agreements, Buyer, on behalf of itself and each of its Subsidiaries (including the Companies) and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Sellers and their Affiliates (excluding the Companies), and each of the foregoing’s respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Buyer Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Companies, the Business or any actions taken or failed to be taken by any of the Seller Released Parties in any capacity related to Companies or the Business occurring or arising prior to the Closing Date.
(b)    Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations of parties under this Agreement and the other Transaction Agreements, each of Parent and the Sellers, on behalf of itself and each of its Subsidiaries and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer and its Affiliates (including the Companies), and each of the foregoing’s respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Seller Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Companies, the Business or any actions taken or failed to be taken by any of the Buyer Released Parties in any capacity related to Companies or the Business occurring or arising prior to the Closing Date.
Section 2.10.    Exclusive Remedy. From and after the Closing, except (a) as expressly provided in Section 5.10, Section 5.12, Section 5.13, Section 5.16, Section 6.07, Section 6.16, Section 7.04, Section 11.13 and Section 11.15 and (b) for claims arising out of Actual Fraud or Willful Breach, this Article 9 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claims arising out of this Agreement or the transactions contemplated hereby (other than claims with respect to the determination of the Adjustment Amount, which shall be resolved in accordance with Section 2.06).
ARTICLE 3
TERMINATION
Section 3.01.    Termination. This Agreement may be terminated at any time prior to the Closing:
(i)    by mutual written agreement of the Sellers and Buyer;
(ii)    by either the Sellers or Buyer if Closing has not occurred on or before 5:00 pm (New York City time) on January 18, 2018 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(a)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time; provided, however, that if as of such time all of the conditions set forth in Section 8.01 (other than the condition set forth in Section 8.01(a)(i), Section 8.01(a)(ii) and those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any party) have been satisfied, then either Buyer or the Sellers (so long as such party is not then in material breach of the Agreement) may extend the End Date until 5:00 pm (New York City time) on April 18, 2018 by delivery of written notice of such extension to the other party not less than five (5) Business Days prior to the initial End Date;
(iii)    by either the Sellers or Buyer if the Closing would violate any non-appealable final Order of any Governmental Authority having competent jurisdiction;
(iv)    by Buyer if there is any material breach of any representation, warranty, covenant or agreement on the part of the Sellers set forth in this Agreement, such that (A) the conditions specified in Section 8.01(b)(i) or Section 8.01(b)(ii) would not be satisfied at the Closing (a “Terminating Sellers Breach”), (B) the Terminating Sellers Breach cannot be cured or has not been cured by the Sellers by the earlier of (x) thirty (30) days after receipt by the Sellers of notice from Buyer of such breach or (y) the End Date and (C) such Terminating Sellers Breach has not been waived by Buyer; or
(v)    by the Sellers if (1) there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that (1) the conditions specified in Section 8.01(c)(i) or Section 8.01(c)(ii) would not be satisfied at the Closing (a “Terminating Buyer Breach”), (2) the Terminating Buyer Breach cannot be cured or has not been cured by Buyer by the earlier of (x) thirty (30) days after receipt by Buyer of notice from the Sellers of such breach or (y) the End Date and (3) such Terminating Buyer Breach has not been waived by Sellers or (1) (1) all of the conditions set forth in Sections 8.01(a) and 8.01(b) have been and continue to be satisfied (other than (x) those conditions which by their terms or nature are to be satisfied at the Closing and which are reasonably capable of being satisfied at the Closing and (y) those conditions the failure of which to be satisfied is caused by or results from a breach by Buyer of this Agreement) as of the date the Closing should have occurred pursuant to Section 2.03, (2) Buyer has failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date on which the Closing should have occurred pursuant to Section 2.03 and (3) each Seller has certified to Buyer in writing that it is prepared to consummate the Closing subject only to Buyer’s concurrent consummation thereof.
(b)    The party desiring to terminate this Agreement pursuant to Section 10.01(a)(ii), 10.01(a)(iii), 10.01(a)(iv) or pursuant to 10.01(a)(v) shall give written notice of such termination to the other party.
Section 3.02.    Effect of Termination. Subject to Section 10.02(b), if this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other parties to this Agreement; provided that nothing shall relieve any party from liability for any Willful Breach of this Agreement. The provisions of Section 1.01, Section 5.08, Section 5.16(d) and this Section 10.02 and Article 11 (other than Section 11.02) shall survive any termination of this Agreement.
(a)    In the event this Agreement is terminated (%4) pursuant to Section 10.01(a)(iii) (solely in respect of an injunction or Order in respect of antitrust matters contemplated by Section 5.03), (%4) Section 10.01(a)(v)(A) (due to Buyer’s breach of Section 5.03 in respect of antitrust matters), or (iii) pursuant to Section 10.01(a)(ii) and at the time of such termination, all of the conditions set forth in Section 8.01(a) (other than (x) the condition set forth in Section 8.01(a)(i) and (y) the condition set forth in Section 8.01(a)(ii) solely in respect of an injunction or Order in respect of antitrust matters contemplated by Section 5.03) and Section 8.01(b) have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, would be satisfied if the Closing were to occur on the date of such termination), then Buyer shall pay to French’s Seller (or an Affiliate designated by French’s Seller) a termination fee of $210,000,000 in cash (the “Reverse Termination Fee”) as a condition precedent to any such termination by Buyer or otherwise within one Business Day of the date on which this Agreement is terminated by any Seller(s).
(b)    Buyer acknowledges that the agreements contained in Section 10.02(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Sellers would not enter into this Agreement. Accordingly, if the Buyer fails promptly to pay any amount due pursuant to Section 10.02(b), Buyer shall also pay any costs, fees and expenses incurred by any Seller and its Affiliates (including reasonable and documented legal fees and expenses) in connection with collecting such overdue amount, including any Legal Proceeding to enforce this Agreement that results in a judgment for such amount against Buyer. Any amount not paid when due pursuant to this Section 10.02 shall also bear interest from the date such amount is due until the date paid at a rate per annum equal to two (2)% per annum compounded quarterly. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.
(c)    The parties agree and understand that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, except in the case of a Willful Breach by Buyer, if the Sellers receive the Reverse Termination Fee from Buyer pursuant to Section 10.02(b), such payment, together with any interest, costs, fees or expenses payable pursuant to Section 10.02(c), shall be the sole and exclusive remedy of the Sellers against Buyer and its Affiliates and none of the Buyer or any of its Affiliates shall have any further liability or obligation (whether at law, or equity, in contract, in tort or otherwise) relating to or arising out of this Agreement or the transactions contemplated hereby.
(d)    Notwithstanding anything to the contrary in this Agreement, none of the Financing Sources shall have any liability to the Companies or any Person that is an Affiliate of the Companies relating to or arising out of this Agreement or the Financing, whether at law, or equity, in contract, in tort or otherwise, and none of the Companies nor any Person that is an Affiliate of any of the Companies shall have any rights or claims against any Financing Sources hereunder or thereunder.
ARTICLE 4
MISCELLANEOUS

Section 4.01.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer to:
McCormick & Company, Incorporated
18 Loveton Circle
Sparks, Maryland
Attention: Jeffery Schwartz, General Counsel
Email: jeff_schwartz@mccormick.com
with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: David Leinwand
Glenn McGrory
Facsimile No.: (212) 225-3999
Email: dleinwand@cgsh.com
gmcgrory@cgsh.com
if to Parent or any of the Sellers to:
Reckitt Benckiser Group plc
103-105 Bath Road
Slough, Berkshire SL1 3UH
Attention: General Counsel
Facsimile No.: (212) 701-5010 (attn.: General Counsel c/o John Amorosi)
E-mail: rupert.bondy@rb.com
with a copy to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: John D. Amorosi
     Daniel Brass
Facsimile No.:     (212) 701-5010
Email: john.amorosi@davispolk.com
    daniel.brass@davispolk.com
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received during Working Hours in the place of receipt.

Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
Section 4.02.    Sellers Disclosure Schedule. The Sellers have set forth information on the Sellers Disclosure Schedule in a Section thereof that corresponds to the numbered Section (or subpart thereof) of Article 3 of this Agreement to which it relates. A matter corresponding to one section of Article 3 of this Agreement and set forth in the Sellers Disclosure Schedule need not be set forth in any other Section of the Sellers Disclosure Schedule related to Article 3 of this Agreement so long as its relevance to such other Section of the Sellers Disclosure Schedule related to Article 3 of this Agreement or Section of Article 3 of this Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (%4) the Sellers Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Buyer and (%4) the disclosure by the Sellers of any matter in the Sellers Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or outside the ordinary course of business.
Section 4.03.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Buyer and Sellers agree that Buyer shall be permitted to assign, without requiring any further consent from Sellers, its rights under this Agreement (a) to La Cie McCormick Canada Co. to purchase French’s Canada and (b) to McCormick (UK) Limited to purchase French’s UK. Additionally, and notwithstanding any of the foregoing, Buyer may, without the prior written consent of the Sellers, assign its rights under this Agreement or any part hereof to one or more of its other Subsidiaries; provided, however, that no such assignment under this sentence shall relieve Buyer of its obligations hereunder or expose any Seller to any additional liability (including with respect to Tax) that such Seller would not have incurred had Buyer, La Cie McCormick Canada Co. or McCormick (UK) Limited been the assignee.
Section 4.04.    Entire Agreement. This Agreement (including the Annexes and Schedules hereto) and the other Transaction Agreements, together with the documents and certificates to be delivered in connection herewith and therewith, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.
Section 4.05.    Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and the Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no amendments, modifications or waivers to the provisions to which the Financing Sources are expressly made third party beneficiaries pursuant to Section 11.08 shall be permitted in a manner adverse to any Financing Source without the prior written consent of such Financing Source.
(a)    No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(b)    Except as set forth in Section 9.08, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 4.06.    Costs. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense. For the avoidance of doubt, the Sellers Transaction Expenses shall be paid directly by the Sellers and no Company will pay any Sellers Transaction Expenses.
Section 4.07.    Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, subject to Section 5.06(c), it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
Section 4.08.    Third Party Rights. Except for Section 5.10, Section 7.04, and Section 11.09 and as otherwise expressly provided in this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns; provided that to the extent applicable to the Financing Sources, the Financing Sources shall be third party beneficiaries of, and entitled to rely on, this Section 11.08, Section 10.02(e), Section 11.05, Section 11.11, Section 11.12 and Section 11.14.
Section 4.09.    Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. Buyer waives and will not assert, and agrees to cause the Companies to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Sellers, or any shareholder, officer, employee or director of any Seller or Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated thereby, including any litigation or other dispute proceeding between or among Buyer or its Affiliates, any Company and any Designated Person, by Davis Polk & Wardwell LLP as legal counsel to the Sellers in connection with this Agreement or any other agreements or transactions contemplated thereby (the “Current Representation”), even though the interests of such Designated Person may be directly adverse to Buyer or its Affiliates or any Company.
(a)    It is the intention of the parties hereto that all rights to any attorney-client privilege applicable to communications between Davis Polk & Wardwell LLP and the Designated Persons prior to the Closing in connection with the Current Representation shall be retained solely by the Sellers; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated thereby. Accordingly, the Companies shall not have access to any such communications, or to the files of Davis Polk & Wardwell LLP in connection with the Current Representation, from and after the Closing. Without limiting the generality of the foregoing, upon and after the Closing, (1) the Sellers shall be the sole holders of the attorney-client privilege with respect to the Current Representation, and the Companies shall not be holders thereof and (1) to the extent that files of Davis Polk & Wardwell LLP in connection with the Current Representation constitute property of a client, only the Sellers shall hold such property rights.
(b)    Buyer agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Companies), that in the event of a dispute between any Sellers or an Affiliate of a Seller, on the one hand, and any Company, on the other hand, arising out of or relating to any matter in which Davis Polk & Wardwell LLP jointly represented in connection with the Current Representation both (1) the Sellers and (1) any Company, if applicable, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent disclosure by Davis Polk & Wardwell LLP in connection with the Current Representation to such Seller or an Affiliate of such Seller of any information or documents developed or shared during the course of any such joint representation.
(c)    In the event that any third party shall seek to obtain from Buyer or its Affiliates (including, after the Closing, any Company) attorney-client communications involving Davis Polk & Wardwell LLP, then Buyer shall notify the Sellers of such application sufficiently in advance of any hearing on the application to permit the Sellers to participate in any such proceedings.
Section 4.01.    Counterparts; Effectiveness. This Agreement and any Transaction Agreements may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any Transaction Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement or any Transaction Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart of this Agreement or any Transaction Agreement by email attachment shall be an effective mode of delivery.
Section 4.02.    Jurisdiction. The parties hereto agree that, except as set forth in Section 2.06, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
Section 4.03.    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state. Notwithstanding anything to the contrary in this Agreement (including this Section 11.12), each party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or the Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).
Section 4.04.    Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (b) such other time period established by the court presiding over such action, suit or proceeding
Section 4.05.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 4.06.    Guarantee. Parent shall cause the Sellers to comply with their obligations hereunder. In the event that any Seller fails in the due, punctual and complete performance and payment (and not merely collection) in full of all of its obligations and liabilities to Buyer under this Agreement or any Transaction Agreement to which a Seller is a party, as and when due and payable or required to be performed pursuant to any provisions of this Agreement or any Transaction Agreement in accordance with the terms hereof (the “Guaranteed Obligations”). Parent shall irrevocably, absolutely and unconditionally guarantee, as a primary obligor and not merely as a surety, the due and punctual payment and performance of such Guaranteed Obligations, and if Seller shall default in the due and punctual performance of any of the Guaranteed Obligations, Buyer shall be entitled to enforce directly against Parent such Guaranteed Obligations.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

MCCORMICK & COMPANY, INCORPORATED
By:	/s/ Lawrence E. Kurzius
Name: Lawrence E. Kurzius
Title: Chairman, President and CEO

THE R.T. FRENCH’S FOOD GROUP LIMITED
By:	/s/ E. Penner
Name: E. Penner
Title: President

RECKITT BENCKISER LLC
By:	/s/ F.J.W. Hofs
Name: F.J.W. Hofs
Title: SVP North America

RECKITT BENCKISER GROUP PLC
By:	/s/ Rupert Bondy
Name: Rupert Bondy
Title: SVP, GC and Company Secretary

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